Filed Pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-104444
333-104444-01
333-104444-02

Prospectus Supplement to Prospectus dated April 25, 2003.

$689,966,000

Prudential Financial, Inc.

4.104% Debentures Due November 15, 2006

This prospectus supplement relates to the remarketing of $689,966,000 aggregate principal amount of the 5.34% Debentures due 2006, the interest rate in respect of which was reset on August 11, 2004, in accordance with the terms thereof, to accrue at 4.104% per year from August 16, 2004, of Prudential Financial, Inc. We originally issued the debentures to Prudential Financial Capital Trust I, or the Trust, on December 18, 2001, in connection with the co-issuance by us and the Trust and sale to the public of equity security units. Each equity security unit initially consisted of (a) a contract to purchase, for $50, shares of our common stock on November 15, 2004, and (b) a capital security of the Trust, with a stated liquidation amount of $50. The capital securities represented undivided beneficial ownership interests in the assets of the Trust, which consisted solely of the debentures we issued to the Trust. In accordance with the terms of the capital securities, we have dissolved the Trust and distributed the debentures to the holders of the capital securities in exchange for their capital securities. The debentures have been pledged to JPMorgan Chase Bank, as collateral agent, for the benefit of Prudential Financial, Inc., although this pledge will be released upon delivery of the debentures in the remarketing.

Interest is paid on the debentures quarterly on February 15, May 15, August 15, and November 15 of each year, subject to our right to defer payment of interest as described in this prospectus supplement. Prudential Financial, Inc. presently has no intention to defer any payments of interest on the debentures. The first such interest payment on the debentures at the reset rate will be made on November 15, 2004. The debentures are issuable in denominations of $50 and integral multiples of $50.

The debentures are being remarketed through the remarketing agents listed below, pursuant to a remarketing agreement with us. We will not receive any of the proceeds from the remarketing. See “Relationship of the Equity Security Units to the Remarketing” in this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Debenture	Total
Price to the Public (1)	101.4956%	$700,285,131.50
Remarketing Fee to Remarketing Agents	0.25%	$1,742,002.00

(1)	Plus accrued interest from August 16, 2004, if any.

This prospectus supplement will be used in the remarketing of the debentures. In addition, we or any of our affiliates may use this prospectus supplement in a market-making or resale transaction in any debenture after the remarketing.

Delivery of the debentures is expected to be made through the facilities of The Depository Trust Company against payment in New York, New York on August 16, 2004.

Remarketing Agents

Goldman, Sachs & Co.	Morgan Stanley
ABN AMRO Incorporated	BNP PARIBAS	BNY Capital Markets, Inc.

Prospectus Supplement dated August 11, 2004.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this remarketing of debentures. This prospectus supplement may add, update or change information in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement.

References in this prospectus supplement to the “Company,” “Prudential Financial, Inc.,” “Prudential,” “we,” “us” or “our” refer to Prudential Financial, Inc. only and not its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the remarketing agents have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the remarketing agents are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY OF THE REMARKETING

Issuer	Prudential Financial, Inc.

Securities Offered

$689,966,000 aggregate principal amount of 5.34% Debentures due 2006, the interest rate in respect of which was reset on August 11, 2004, in accordance with the terms thereof, to accrue at 4.104% per year from August 16, 2004.

Interest Rate	The debentures will bear interest from August 16, 2004 at the reset rate of 4.104% per year.

Interest Payment Dates	February 15, May 15, August 15 and November 15 of each year. November 15, 2004 will be the first interest payment date on which the above rate of interest applies.

Deferral Right

We have the right to defer payment of interest on the debentures at any time, and from time to time. No deferral period, however, may extend beyond November 15, 2006, the stated maturity of the debentures, and any deferral period must end on an interest payment date. During any deferral period, we cannot

•	declare or pay any dividends or distributions on our capital stock;

•	redeem, purchase, acquire or make a liquidation payment on any of our capital stock;

•	make any interest, principal or premium payment on, or repay, repurchase or redeem, any of our debt securities that rank equally with or junior in interest to the debentures; or

•	make any payment on any guarantee of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior in interest to the debentures.

We presently have no intention to defer any payments of interest on the debentures.

The Remarketing

We issued the debentures on December 18, 2001 to the Trust, in connection with the co-issuance by us and the Trust and sale to the public of equity security units. Each equity security unit initially consisted of a stock purchase contract and a capital security of the Trust. The capital securities represented undivided beneficial ownership interests in the assets of the Trust, which consisted solely of the debentures. In order to secure their obligations under the stock purchase contracts, investors in the capital securities pledged their capital securities in our favor. We have dissolved the Trust and distributed the debentures to the holders of the capital securities. Under the terms of the equity security units, we are obligated to engage one or more nationally recognized investment banks to remarket the debentures on behalf of the holders (other than those holders who have elected not to participate in the remarketing) pursuant to a remarketing agreement between us and the remarketing agents. We have appointed Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, ABN AMRO Incorporated, BNP Paribas Securities Corp. and BNY Capital Markets, Inc. to act as remarketing agents.

Long-Term Senior Unsecured Debt Ratings	Standard & Poor’s: A-
Moody’s: A3

The ratings set forth above are not a recommendation to purchase, hold or sell the remarketed debentures, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information Prudential Financial has furnished to the rating agencies and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date hereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information and, therefore, a prospective purchaser should check the current ratings before purchasing the debentures.

Ranking

The debentures are unsecured obligations of Prudential Financial and rank equally in right of payment with all of our existing and future senior unsecured indebtedness, subject, as provided in the indenture, to our right to defer payment of interest on the debentures.

No Redemption	We may not redeem the debentures at any time prior to the date of their maturity.

Use of Proceeds

We will not receive any of the proceeds from the remarketing. See “Relationship of the Equity Security Units to the Remarketing” for a discussion of how we intend to apply the proceeds from the remarketing.

Clearance and Settlement	The debentures will be cleared through The Depository Trust Company (“DTC”).

Governing Law	State of New York.

PRUDENTIAL FINANCIAL, INC.

We are one of the largest financial services firms in the United States, offering clients a wide array of financial products and services, including individual life insurance, annuities, group life and disability insurance and pension and retirement services. We also offer mutual funds, asset management, real estate and relocation services and, through our investment in Wachovia Securities, securities brokerage services. We serve individual and institutional customers in over 30 countries through a variety of channels, including one of the largest proprietary distribution forces in the life insurance industry.

Prudential Financial is a holding company, and its only significant assets are its investments in its subsidiaries. As a holding company, it is dependent on dividends, loans or advances, or other intercompany transfers of funds from its subsidiaries to meet its obligations. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under Prudential Financial’s obligations or to make any funds available for such payment. Because we are principally a holding company, our right to participate in any distribution of assets of any of our subsidiaries, including The Prudential Insurance Company of America, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of its creditors, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including liabilities under contracts of insurance and annuities written by our insurance subsidiaries, and you, as holders of debt securities, should look only to our assets for payment thereunder.

Prudential Financial’s Common Stock began trading on December 13, 2001 on the New York Stock Exchange under the symbol “PRU.” Our initial public offering and demutualization closed on December 18, 2001 at which point The Prudential Insurance Company of America converted from a mutual insurance company to a stock company.

Prudential Financial is incorporated under the laws of the State of New Jersey. Our principal and registered executive offices are located at 751 Broad Street, Newark, New Jersey 07102. Our telephone number is (973) 802-6000.

USE OF PROCEEDS

We will not receive any of the proceeds from the remarketing. See “Relationship of the Equity Security Units to the Remarketing” for a discussion of how we intend to apply the proceeds from the remarketing.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges	2.11	1.43	1.79	1.04	—	1.22	1.79

For purposes of this computation, earnings are defined as income from continuing operations before income taxes excluding undistributed income from equity method investments, fixed charges and interest capitalized. Fixed charges are the sum of gross interest expense, interest credited to policyholders’ account balances and an estimated interest component of rent expense. Due to the loss in 2001, the ratio coverage was less than 1:1. Additional earnings of $156 million would have been required in 2001 to achieve a ratio of 1:1.

RELATIONSHIP OF THE EQUITY SECURITY UNITS TO THE REMARKETING

In December 2001, in connection with our demutualization, we and the Trust co-issued 13,800,000 equity security units in a public offering. Each equity security unit initially consisted of (a) a contract to purchase, for $50, a specified number of shares of our common stock on November 15, 2004, and (b) a capital security of the Trust, with a stated liquidation amount of $50. The capital securities represented undivided beneficial ownership interests in the assets of the Trust, which consisted solely of the debentures. In accordance with the terms of the capital securities, we have dissolved the Trust and distributed the debentures to the holders of the capital securities.

Under the terms of the equity security units, Prudential Financial has engaged Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, ABN AMRO Incorporated, BNP Paribas Securities Corp. and BNY Capital Markets, Inc. to remarket the debentures on behalf of the holders (other than those holders who have elected not to participate in the remarketing) pursuant to a remarketing agreement between us and the remarketing agents. See “Plan of Distribution.”

We will not receive any of the proceeds from the remarketing. Pursuant to the remarketing agreement, the remarketing agents will retain a remarketing fee not exceeding 25 basis points (0.25%) of the total proceeds of the remarketing. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated will use a portion of the net proceeds of the remarketing of debentures comprising part of “normal units” (i.e., equity security units consisting, prior to the settlement of the remarketing, of a debenture and a stock purchase contract) to purchase certain U.S. Treasury securities which will mature on the settlement date for the stock purchase contracts. These U.S. Treasury securities will be pledged to support the obligations of holders of normal units to purchase shares of our common stock under those contracts. The remarketing agents will remit any remaining portion of the proceeds for the benefit of holders of debentures participating in the remarketing. On November 15, 2004, when the stock purchase contracts are scheduled to be settled, we expect to receive the purchase price for the shares in the aggregate amount of $689,966,000 from the proceeds paid upon maturity of the pledged U.S. Treasury securities. The remaining portion of the proceeds of the pledged U.S. Treasury securities, if any, will be distributed to holders of the normal units.

DESCRIPTION OF THE DEBENTURES

A description of the specific terms of the debentures of Prudential Financial being offered in this remarketing is set forth below. The description is qualified in its entirety by reference to the indenture, dated as of December 18, 2001, between Prudential Financial and JPMorgan Chase Bank, as trustee, as supplemented by the first supplemental indenture, dated as of December 18, 2001, under which the debentures have been issued. We refer to the indenture and the first supplemental indenture together as the indenture. The indenture has been qualified as an indenture under the Trust Indenture Act. The terms of the indenture are those provided in the indenture and those made part of the indenture by the Trust Indenture Act. You should read the indenture and the first supplemental indenture, each of which has been filed with the Securities and Exchange Commission and is incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Overview

The aggregate principal amount of debentures remarketed pursuant to this prospectus supplement is $689,966,000.

The debentures are unsecured and rank equally in right of payment with all of our other senior unsecured debt to the extent provided in the indenture. The debentures have been issued as a separate series of senior debt securities under the indenture, limited to $711,340,250 in aggregate principal amount.

The debentures are not subject to a sinking fund provision. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including compound interest, if any, on November 15, 2006.

Because Prudential Financial is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary’s liquidation or reorganization or otherwise (and thus the ability of the holders of debentures to benefit indirectly from any such distribution), is subject to the prior claims of creditors of the subsidiary, except to the extent Prudential Financial may be recognized as a creditor of that subsidiary. Accordingly, Prudential Financial’s obligations under the debentures are effectively subordinated to all existing and future liabilities of its subsidiaries, and claimants should look only to its assets for payment thereunder. The indenture does not limit the incurrence or issuance of other secured or unsecured debt by Prudential Financial, including senior debt. As of June 30, 2004, Prudential Financial had an aggregate principal amount of $2.1 billion of senior debt outstanding and our subsidiaries had an aggregate principal amount of $8.0 billion of total debt outstanding.

Under specific limited circumstances, debentures may be issued in certificated form in exchange for a global security. In the case that debentures are issued in certificated form, these debentures will be in denominations of $50 and integral multiples of $50 and may be transferred or exchanged at the offices described below. Payments on debentures issued as a global security will be made to the depositary, a successor depositary or, in the case that no depositary is used, to a paying agent for the debentures. In the case that debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount at the corporate trust office or agency of the trustee in New York, New York. However, at our option, payment of interest may be made by check mailed to the address of the entitled holder or by wire transfer to an account appropriately designated by the entitled holder.

The indenture does not contain provisions that afford holders of the debentures protection in case we are involved in a highly leveraged transaction or other similar transaction that may adversely affect those holders.

Because the debentures are subject to the contingent payment debt rules, the debentures were deemed to be issued with original issue discount for United States federal income tax purposes. As a result, you will be required to include original issue discount in your gross income for United States federal income tax purposes as it accrues, regardless of your method of accounting. Assuming, however, that you report your income in a manner consistent with that described below in “Material U.S. Federal Income Tax Consequences—Debentures,” the amount of income that you will recognize in respect of the debentures for a given period generally will correspond to the economic accrual of income on the debentures to you for that period and the amount of income you would have recognized if the debentures were not subject to the contingent payment debt rules.

Information returns may be filed with the IRS in connection with payments on the debentures and the proceeds from a sale or other disposition of the debentures. You may receive statements containing the information reflected on these returns. Because these returns will not reflect all of the adjustments described below in “Material U.S. Federal Income Tax Consequences—Debentures,” the amounts reported to you on the statements will not reflect the actual amounts that you will be required to include in income in respect of the debentures. See “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding,” below.

Interest

Following the remarketing, the debentures will bear interest from August 16, 2004 at the rate of 4.104% per year, payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, subject to the deferral provisions described below, commencing November 15, 2004 and ending on November 15, 2006. The interest rate on the debentures was reset by the remarketing agents as the rate they determined is sufficient to cause the market value of the remarketed debentures to be equal to 100.5% of the remarketing value as described under the caption “Plan of Distribution.” Interest is payable to the person in whose name that debenture is registered, subject to certain exceptions, at the close of business on the business day next preceding that interest payment date. If debentures do not remain in book-entry only form, the record dates shall be at the close of business on the 15th day (whether or not a business day) prior to the interest payment date.

The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in that 90-day period. In the case that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. No interest or other payment shall be paid in respect of that delay. However, if that next succeeding business day is in the next succeeding calendar month or calendar year, as applicable, then that interest payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that date.

Option to Extend Interest Payment Date

So long as no event of default under the indenture has occurred and is continuing, we will have the right under the indenture to defer the payment of interest on the debentures at any time and from time to time. No deferral period, however, may extend beyond the stated maturity of the debentures on November 15, 2006, and any deferral period must end on an interest payment date. At the end of a deferral period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. During any deferral period, interest will continue to accrue and holders of debentures will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash (in the form of original issue discount) attributable to such income, regardless of the method of accounting used by the holders.

Prior to the termination of any deferral period, we may extend such deferral period, provided that such extension does not:

•	cause such extension period to exceed the maximum deferral period;

•	end on a date other than an interest payment date; or

•	extend beyond the stated maturity of the debentures.

Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to the limitations described above. No interest shall be due and payable during a deferral period except at the end thereof. We must give the trustee notice of our election to begin or extend a deferral period at least five business days prior to the date interest on the debentures would have been payable except for the election to begin or extend the deferral period, but in any event not less than five business days prior to such record date.

The trustee shall give notice of our election to begin or extend a deferral period to the holders of the debentures. Subject to the foregoing limitations, there is no limitation on the number of times that we may begin or extend an extension period. We presently have no intention to defer any payments of interest on the debentures.

Restrictions on Certain Payments

We have covenanted that if at any time:

•	any event has occurred, of which we have actual knowledge, and that is, or with the giving of notice or the lapse of time, or both, would be, an event of default under the indenture; or

•	we have given notice of our election to exercise our right to begin or extend a deferral period as provided in the indenture and have not rescinded that notice, and that deferral period, or any extension thereof, shall have commenced and be continuing, then we will not be permitted to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

•	make any payment of principal of or premium, if any, on or interest on or repay, repurchase or redeem any of our debt securities, including other debentures, that rank equally with or junior to or make any other payments in respect of right of payment to the debentures; or

•	make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries, including under any guarantees to be issued by us with respect to securities of trusts or entities to be established by us, if such guarantee ranks equally with or junior in right of payment to the debentures, in each case other than:

•	dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock;

•	any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock, other securities, cash or other assets under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

•	as a result of reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

•	purchases or acquisition of shares of our common stock, in connection with the satisfaction by us of our obligations under any employee benefit plan or any other contractual obligation (other than a contractual obligation ranking expressly by its terms equal with or junior to the debentures).

References in this prospectus supplement to our capital stock or common stock do not include shares of our Class B stock.

Indenture Events of Default

The following are events of default under the indenture with respect to the debentures:

•	failure to pay interest on the debentures when due, continued for a period of 30 days (subject to the deferral of any due date in the case of a deferral period);

•	failure to pay the principal of the debentures when due and payable on November 15, 2006 or otherwise;

•	failure to comply, within 90 days after notice provided in accordance with the terms of the indenture, with our other obligations under the indenture; and

•	certain events of bankruptcy, insolvency or reorganization relating to us.

If an event of default occurs and is continuing with respect to the debentures, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal of and accumulated but unpaid interest on all the debentures to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. Notwithstanding the foregoing, if an event of default relating to specific events of our bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on all the debentures will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debentures. Under some circumstances, the holders of a majority in principal amount of the then-outstanding debentures may rescind any acceleration and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debentures unless these holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no debenture holder may pursue any remedy with respect to the indenture or the debentures unless:

•	the holder has previously given the trustee notice that an event of default is continuing;

•	holders of at least 25% in principal amount of the outstanding debentures have requested in writing the trustee to pursue the remedy;

•	these holders have offered the trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding debentures have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to some restrictions, the holders of a majority in principal amount of the outstanding debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other debenture holder, or that may involve the trustee in personal liability.

The indenture provides that if a default occurs and is continuing with respect to the debentures and is known to the trustee, the trustee must mail notice of the default within 90 days after it becomes known to the trustee to each holder of the debentures. Except in the case of a default in the payment of principal of or interest on any debenture, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interests of the holders of the debentures. In addition, we must deliver to the trustee, within 120 days after the end of each fiscal year, an officer’s certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take.

Prior to the acceleration of the maturity of the debentures, the holders of a majority in aggregate principal amount of the then-outstanding debentures may on behalf of the holders of all the debentures waive any past default or event of default, except:

•	a default in the payment of the principal of or interest on any of the debentures; and

•	a default that cannot be waived without the consent of every holder of the debentures.

A waiver will serve to end such default, to cure any event of default, and to restore us, the trustee and holders of the affected debentures to their former positions and rights. No such waiver will extend to any subsequent or other default.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not (a) merge with or into or consolidate with any other entity, or (b) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation, other than, with respect to this clause (b), a direct or indirect wholly-owned subsidiary of Prudential Financial, and no person shall (x) merge with or into or consolidate with us or (y) except in the case of any direct or indirect wholly-owned subsidiary of Prudential Financial, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•	we are the surviving corporation or in case we merge with or into or consolidate with, or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any person, firm or corporation, the successor person is organized under the laws of the United States of America or any state or the District of Columbia, and such successor person expressly assumes our obligations under the debentures and the indenture;

•	immediately after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	certain other conditions as prescribed in the indenture are met.

Satisfaction and Discharge

The indenture will cease to be of further effect, except as to our obligations to pay all other sums due pursuant to the indenture and to provide the required officers’ certificates and opinions of counsel, and we will be deemed to have satisfied and discharged the indenture when, among other things, all debentures not previously delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at maturity within one year;

and we deposit or cause to be deposited with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the trustee for cancellation, for the principal and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

The debentures do not limit Prudential Financial’s ability or the ability of its subsidiaries to incur additional indebtedness, including other senior indebtedness. As of June 30, 2004, Prudential Financial had an aggregate principal amount of $2.1 billion of senior debt outstanding and our subsidiaries had an aggregate principal amount of $8.0 billion of total debt outstanding.

Delivery and Form; Book-Entry Interests in Global Securities

The debentures are in the form of one or more global certificates (each, a global security) in fully registered, book-entry form. Each global security is deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co. (DTC’s nominee). Except under the limited circumstances described below, debentures represented by a global security may not be exchangeable for, and will not otherwise be issuable as, debentures in certificated form. These global securities may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee. We may appoint a successor to the depositary or any successor depositary if the depositary or a successor depositary is unable or unwilling to continue as a depositary for the global securities.

Ownership of Book-Entry Debentures

Ownership of beneficial interests in a global security representing book-entry debentures is limited to institutions that have accounts with DTC or its nominee or persons that may hold interests through those participants in DTC. Ownership of beneficial interests in the global securities is shown on, and the transfer of that ownership is effected through, records maintained by DTC, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, and a “clearing agency” registered under Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfer and pledges, among its participants in those securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations, and certain other organizations, some of whom, and/or their representatives, own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Transfer of Book-Entry Interests

So long as DTC or its nominee is the registered owner or holder of a global security, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the book-entry debentures represented by the global security for all purposes under the indenture and the global security. No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with DTC’s applicable procedures. Transfers between participants in DTC will be effected in accordance with DTC’s rules and will be settled in same-day funds. The laws of some states, however, require that certain persons take physical delivery of securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in the global securities.

Payments on Global Securities

Payments in respect of the global securities are made to DTC, or its nominee, as the registered owner. Neither we nor the trustee have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DTC or its nominee, upon receipt of any payment in respect of a global security, credits participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global security as shown on the records of DTC or its nominee. Payments by participants are governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Those payments, however, are the responsibility of those participants. Street name or other indirect holders should consult their banks or brokers for information on how they will receive payment.

DTC may take any action permitted to be taken by a holder of debentures, including the presentation of debentures for exchange as described below, only at the direction of one or more participants to whose account interests in the global security are credited and only in respect of that portion of the aggregate principal amount of the global security or securities as to which such participant or participants has or have given such direction. However, only in those certain circumstances described in the following paragraph, will DTC exchange the global security or securities for certificated securities.

Exchange of Book-Entry Securities for Certificated Securities

If any of the following happens:

•	DTC or any successor depositary notifies us that it is unwilling or unable to continue as depositary for global securities or ceases to be a “clearing agency” registered in good standing under the Exchange Act or other applicable statute or regulation and we do not appoint a successor depositary within 90 days after we receive notice of such inability, unwillingness or cessation,

•	we, in our sole discretion, determine that any or all of the book-entry debentures will no longer be represented by global securities,

then we will issue, to participants that hold interests in those global securities through DTC, certificated securities in exchange for the related book-entry debentures and such participants will then become the registered holders of those certificated debentures. Those global securities will be cancelled and be of no further force or effect. The registered holder of a certificated debenture may transfer that debenture as described above. We understand, however, that under current industry practices, DTC would notify its participants of our determination referred to in the second bullet point above, but will only withdraw beneficial interests from a global debenture at the request of each participant.

Payment and Paying Agents

Payment of principal of and interest on the debentures is made at the office of JPMorgan Chase Bank, the trustee, in New York, New York or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of a global security representing debentures, by:

•	check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for debentures; or

•	wire transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

Payment of any interest on any debenture is made to the person in whose name such debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, that we are at all times required to maintain a paying agent in each place of payment for the debentures.

Any money deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of or interest on any debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable will, at our request, be repaid to us and the holder of such debentures shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Information Concerning the Trustee

JPMorgan Chase Bank is the trustee. The trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the trustee is not under any obligation to perform any duty or exercise any right or power vested in it by the indenture at the request or direction of any debenture holder, unless offered indemnity and security satisfactory to it by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The trustee is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.

Governing Law

The indenture and the debentures are governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material United States federal income tax consequences to U.S. holders of the purchase, ownership and disposition of the debentures acquired in the remarketing at the remarketing price and held as capital assets (generally, assets held for investment). For purposes of this discussion, a “U.S. holder” means a beneficial owner of a debenture that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, or (3) a partnership, estate, or trust treated, for U.S. federal income tax purposes, as a domestic partnership, estate, or trust. The statements of law or legal conclusions set forth in this discussion constitute the opinion of our special tax counsel, McDermott Will & Emery LLP, which is based on the assumption that the transactions described in this prospectus supplement are consummated and performed in the manner described herein. You should bear in mind that opinions of tax counsel are not binding on the Internal Revenue Service (the “IRS”) or the courts. In expressing its opinion, McDermott Will & Emery LLP has relied on our statements as to our expectations and determinations. This summary is based on the United States federal income tax laws, regulations, rulings, and decisions in effect as of the date of this prospectus supplement, which are subject to change or differing interpretations, possibly with retroactive effect.

This summary does not address all aspects of United States federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as (1) insurance companies, broker-dealers, tax-exempt organizations, or regulated investment companies; (2) persons holding debentures as part of a straddle, hedge, conversion transaction, or other integrated investment; (3) persons holding debentures through a partnership or other pass-through entity; or (4) persons whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local, or foreign tax laws. PROSPECTIVE INVESTORS THAT ARE NOT UNITED STATES PERSONS (WITHIN THE MEANING OF SECTION 7701(a)(30) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE DEBENTURES, INCLUDING THE POTENTIAL APPLICATION OF UNITED STATES WITHHOLDING TAXES.

The proper application of the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”) to the debentures following the remarketing is not free from doubt in a number of respects, and the IRS may treat the debentures differently from the manner described below. A different treatment of the debentures could affect the amount, timing, and character of income, gain, or loss with respect to an investment in the debentures. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, OWNING, AND DISPOSING OF THE DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

Debentures

Interest Accruals Based on Comparable Yield and Projected Payment Schedule

Because of the manner in which the interest rate on the debentures is reset, Prudential Financial has treated and will continue to treat the debentures for U.S. federal income tax purposes as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the contingent payment debt regulations. The remainder of this discussion assumes that the debentures will be subject to the contingent payment debt regulations.

Under the contingent payment debt regulations (subject to the discussion below), regardless of your method of accounting for U.S. federal income tax purposes, you are required to accrue interest income on the debentures on a constant yield basis at an assumed yield (the “comparable yield”) that was determined at the time of issuance of the debentures. The comparable yield for the debentures of 6.13% was based on the yield at which Prudential Financial could have issued, at the time of issuance of the debentures, a fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures. Solely for purposes of determining the amount of interest income that accrues on the debentures for U.S. federal income tax purposes, Prudential Financial was required, at the time of issuance of the debentures, to construct a “projected payment schedule” in respect of the debentures representing a series of payments the amount and timing of which would produce a yield to maturity on the debentures equal to the comparable yield.

For U.S. federal income tax purposes, you generally are required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule that was established by Prudential Financial in determining interest accruals and adjustments in respect of a debenture, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. For its own reporting purposes, Prudential Financial intends not to change the original projected payment schedule created at the time of the issuance of the debentures. The following discussion assumes that you will use this original projected payment schedule as well. Based on advice of its counsel, McDermott Will & Emery LLP, Prudential Financial believes that the application of the contingent payment debt regulations to the remarketing as described further below is a reasonable interpretation of these regulations.

ASSUMING THAT YOU REPORT YOUR INCOME IN A MANNER CONSISTENT WITH PRUDENTIAL FINANCIAL’S POSITION DESCRIBED BELOW, THE AMOUNT OF INCOME THAT YOU WILL RECOGNIZE IN RESPECT OF THE DEBENTURES FOR A GIVEN PERIOD GENERALLY WILL CORRESPOND TO THE ECONOMIC ACCRUAL OF INCOME ON THE DEBENTURES TO YOU FOR THAT PERIOD AND THE AMOUNT OF INCOME YOU WOULD HAVE RECOGNIZED IF THE DEBENTURES WERE NOT SUBJECT TO THE CONTINGENT PAYMENT DEBT REGULATIONS. NO ASSURANCE CAN BE GIVEN THAT THE IRS WILL AGREE WITH THE APPLICATION OF THE CONTINGENT PAYMENT DEBT REGULATIONS TO THE REMARKETING IN THE MANNER DESCRIBED BELOW.

The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debenture. The daily portions of interest in respect of a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The initial adjusted issue price of a debenture acquired by you in the remarketing will equal $51.11 per $50 principal amount as of the remarketing date (the “initial adjusted issue price”). For any accrual period thereafter, the adjusted issue price will be (x) the sum of the initial adjusted issue price of the debenture and all interest previously accrued on such debenture starting from the remarketing date (disregarding any positive or negative adjustments described below, including the adjustments reflecting the actual reset rate and additional adjustments) minus (y) the total amount of the projected payments on the debenture for all previous accrual periods starting from the remarketing date.

At the time of the issuance of the debentures, Prudential Financial determined that the comparable yield was 6.13% and the projected payment schedule for the debentures, per $50 principal amount, reflected payments of $0.42 on February 15, 2002, $0.67 for each subsequent quarter ending on or prior to August 15, 2004, and $0.90 for each quarter ending after August 15, 2004. Prudential Financial also determined that the projected payment for the debentures, per $50 principal amount, at the maturity date was $50.90 (which included the stated principal amount of the debentures as well as the final projected interest payment). Based on the comparable yield of 6.13% and the initial adjusted issue price of $51.11 per $50 principal amount, you will be required (regardless of your accounting method) to accrue interest, subject to adjustments as set forth below, as the sum of the daily portions of interest on the debenture for each day in the taxable year on which you hold the debenture.

Adjustments Reflecting the Actual Reset Rate

Based on the annual rate of 4.104% set by Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, in their capacity as reset agents with respect to the remarketing, actual payments on the debentures, per $50 principal amount, will be $0.51 for each quarterly payment date after August 15, 2004. Because these payments will differ from the projected quarterly payments of $0.90, and because Prudential Financial believes that the possibility that it will defer any interest payment on the debentures is remote, you and Prudential Financial will be required to account for these differences, as negative adjustments to interest accrued based on the comparable yield of 6.13%, in a reasonable manner over the period to which they relate. For its own reporting purposes, Prudential Financial intends to treat the difference of $0.39 between the projected payment of $0.90 and the actual payment of $0.51 on the debenture as a negative adjustment to the interest accrued (based on the 6.13% comparable yield) during each preceding quarter. You are not required to use the same method to account for the differences between the actual payments and the projected payment schedule so long as you make these negative adjustments in a reasonable manner.

Adjusted Tax Basis of the Debentures; Additional Potential Adjustments

Your initial adjusted tax basis in the debenture acquired by you in the remarketing will equal the amount that you pay for the debenture. Your adjusted tax basis in the debenture for any accrual period following the remarketing will be (x) the sum of your initial adjusted tax basis in the debenture and any interest previously accrued on such debenture starting from the remarketing date (disregarding any positive or negative adjustments, other than those described immediately below) minus (y) the total amount of the projected payments on the debenture for all previous accrual periods starting from the remarketing date.

Your initial adjusted tax basis in a debenture acquired in the remarketing will be less than the initial adjusted issue price in such debenture. As a result, you will be required make additional positive adjustments to interest accrued in each period. You will take into account the difference between your initial adjusted tax basis in the debenture and the initial adjusted issue price of $51.11 per $50 principal amount by reasonably allocating the difference over the remaining term of the debenture. You will treat these positive adjustments as additional interest. In addition, your adjusted tax basis in such debenture will be increased by these positive adjustments.

Upon accruing interest income based on the comparable yield of 6.13% and making positive and negative adjustments that reflect the actual reset rate as described in the immediately preceding subsection and the difference between your initial adjusted tax basis in the debenture and its initial adjusted issue price of $51.11 per $50 principal amount as described in this subsection, the amount of income that you will recognize in respect of the debentures for a given period generally will correspond to the economic accrual of income on the notes to you for that period and the amount of income you would have recognized if the debentures were not subject to the contingent payment debt regulations.

Sale, Exchange or Retirement of the Debentures

Upon a sale, exchange, or retirement of a debenture, you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your adjusted tax basis in the debenture. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if you held the debenture for more than one year immediately prior to such sale, exchange, or retirement. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. If you sell the debenture at a loss that meets certain thresholds, you may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments on the debentures and the proceeds from a sale or other disposition of the debentures. You may receive statements containing the information reflected on these returns. BECAUSE THESE RETURNS WILL NOT REFLECT ALL OF THE ADJUSTMENTS DESCRIBED ABOVE IN “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES—DEBENTURES,” THE AMOUNTS REPORTED TO YOU WILL NOT REFLECT THE ACTUAL AMOUNTS THAT YOU WILL BE REQUIRED TO INCLUDE IN INCOME IN RESPECT OF THE DEBENTURES, EVEN IF YOU TAKE ADJUSTMENTS INTO ACCOUNT IN THE MANNER DESCRIBED ABOVE. PLEASE CONSULT YOUR TAX ADVISER REGARDING CALCULATING YOUR TAXABLE INCOME FROM THE DEBENTURES BASED ON THE AMOUNTS REPORTED TO YOU AND OTHER INFORMATION AVAILABLE TO YOU, INCLUDING THE INFORMATION PROVIDED IN THIS PROSPECTUS SUPPLEMENT.

You may be subject to United States backup withholding tax on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The remarketing is being conducted pursuant to a remarketing agreement to be entered into between Prudential Financial, Inc. and Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, ABN AMRO Incorporated, BNP Paribas Securities Corp. and BNY Capital Markets, Inc. as the remarketing agents. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the remarketing agents. Under the remarketing agreement, the remarketing agents will agree to use their commercially reasonable best efforts to sell the remarketed debentures in this offering for a price equal to 100.5% of the “remarketing value.” The remarketing value with respect to the debentures being offered in this remarketing will be the sum of:

•	the value at August 16, 2004 of such amount of U.S. Treasury securities (CUSIP No. 912795RL7) as will pay, on or prior to November 15, 2004, an amount of cash equal to the aggregate interest scheduled to be paid on November 15, 2004 on the remarketed debentures, at the rate of interest in effect prior to the re-setting of the interest rate in the remarketing; and

•	the value at August 16, 2004 of such amount of U.S. Treasury securities (CUSIP No. 912795RL7) as will pay, on or prior to November 15, 2004, an amount of cash equal to $50 for each remarketed debenture.

On August 11, 2004, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, acting as the reset agents pursuant to the terms of the remarketing, reset the interest rate on the debentures to a rate of 4.104% per year, the rate sufficient to cause the current aggregate market value of the debentures to be equal to 100.5% of the remarketing value described above. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated will use a portion of the net proceeds of the remarketing of debentures comprising a part of “normal units” (i.e., units consisting, prior to the settlement of the remarketing, of a debenture and a stock purchase contract) to purchase the U.S. Treasury securities described above, which will be pledged to support the obligations of holders of normal units to purchase shares of our common stock under the stock purchase contracts.

Pursuant to the remarketing agreement, the remarketing agents will retain a total remarketing fee not exceeding 25 basis points (0.25%) of the total proceeds of the remarketing. Neither Prudential Financial, Inc. nor the holders of debentures participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

Prudential Financial, Inc. has been advised by the remarketing agents that they propose initially to remarket the debentures to investors at the price to the public set forth on the cover page of this prospectus supplement. After the initial remarketing, the offering price may be changed.

The debentures have no established trading market. The remarketing agents have advised Prudential Financial, Inc. that they intend to make a market for the debentures, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the debentures.

In order to facilitate the remarketing of the debentures, the remarketing agents may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the debentures. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. Prudential Financial, Inc. and the remarketing agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the debentures. In addition, Prudential Financial, Inc. and the remarketing agents make no representation that the remarketing agents will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The remarketing agents may be deemed to be underwriters in connection with the remarketing of the debentures.

This prospectus supplement and the accompanying prospectus may be used by Prudential Financial, Inc. and its affiliates in connection with market-making or resale transactions in the debentures after the remarketing. These transactions may be executed at negotiated prices that are related to prevailing market prices at the time of sale, or at other prices. Affiliates of Prudential Financial, Inc. may act as principal or agent in these transactions.

Each remarketing agent has represented, warranted and agreed that: (i) it has not offered or remarketed and, prior to the expiry of a period of six months from the remarketing date, will not offer or remarket any debentures to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the remarketing of any debenture in circumstances in which section 21(1) of the FSMA does not apply to Prudential Financial; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the debentures in, from or otherwise involving the United Kingdom.

The debentures may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

The debentures may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the debentures may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the debentures may not be circulated or distributed, nor may the debentures be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the debentures to the public in Singapore.

Each remarketing agent has acknowledged and agreed that the debentures have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

Prudential Financial, Inc. has agreed to indemnify the remarketing agents against, or to contribute to payments that the remarketing agents may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

The remarketing agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Prudential Financial, Inc., for which they received or will receive customary fees and expenses.

EXPERTS

Our consolidated financial statements and related financial statement schedules I through V as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, which are included in our Annual Report on Form 10-K for the year ended December 31, 2003 and which have been incorporated by reference in this prospectus supplement have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as set forth in its report thereon incorporated by reference herein. The consolidated financial statements and financial statement schedules referred to above are included in reliance upon such report of PricewaterhouseCoopers LLP, given upon the authority of such firm as experts in accounting and auditing.

VALIDITY OF DEBENTURES

The validity of the debentures will be passed upon for Prudential Financial by corporate counsel for Prudential Financial, who may be any of John M. Liftin, Esq., Susan L. Blount, Esq., Brian J. Morris, Esq. or Suzanne T. Marquard, Esq., and for the remarketing agents by Cleary, Gottlieb, Steen & Hamilton. Our corporate counsel may rely as to matters of New Jersey law upon the opinion of Susan L. Blount, Esq., our Chief Investment Counsel. As of the date of this prospectus supplement, each such corporate counsel for Prudential Financial owned less than one percent of the common stock of Prudential Financial. Cleary, Gottlieb, Steen & Hamilton regularly provides legal services to us.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is traded on the New York Stock Exchange under the symbol “PRU”. You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Information furnished under Item 9 and Item 12 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2004; and

•	Current Reports on Form 8-K filed on March 25, 2004, July 29, 2004, and August 3, 2004.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary, Prudential Financial, Inc., 751 Broad Street, Newark, New Jersey 07102, (973) 802-6000.

$5,000,000,000

Prudential Financial, Inc.

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts and Units

Prudential Financial Capital Trust II

Prudential Financial Capital Trust III

Preferred Securities

guaranteed by Prudential Financial, Inc.

to the extent set forth in this prospectus

We will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer these securities (or any combination thereof) from time to time in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of the securities offered to the public will be limited to $5,000,000,000. We may sell these securities to or through one or more underwriters, dealers and agents.

Prudential Financial, Inc.’s common stock, other than the Class B stock, is listed on the New York Stock Exchange under the symbol “PRU”.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus and applicable prospectus supplement may be used in the initial sale of the securities. In addition, Prudential Securities Incorporated or any other affiliate controlled by Prudential Financial, Inc. may use this prospectus and applicable prospectus supplement in a market-making transaction involving the securities after the initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices. Prudential Securities Incorporated and other affiliates controlled by Prudential Financial, Inc. may act as principal or agent in these transactions.

Prospectus dated April 25, 2003.

You should rely only on the information contained in or incorporated by reference in this prospectus. We and the trusts have not, and the underwriters and agents have not, authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information provided by or incorporated by reference in this prospectus may only be accurate on the date of the document containing the information.

PRUDENTIAL FINANCIAL, INC.

Business

Prudential Financial, Inc. (“Prudential Financial”, the “Company”, “we”, “us” or “our”) provides through its subsidiaries a wide range of insurance, investment management, securities and other financial products and services to retail and institutional customers throughout the United States and in over 30 other countries. Principal products and services provided include life insurance, property and casualty insurance, annuities, mutual funds, pension and retirement-related investments and administration, asset management, and securities brokerage. We have organized our principal operations into the “Financial Services Businesses” and the “Closed Block Business”. The Financial Services Businesses operate through three operating divisions: Insurance, Investment, and International Insurance and Investments. Businesses that are not sufficiently material to warrant separate disclosure are included in “Corporate and Other” operations within the Financial Services Businesses. None of the Financial Services Businesses, the Closed Block Business or the Corporate and Other operations is a separate legal entity.

The Closed Block Business, which is managed separately from the Financial Services Businesses, was established in connection with the demutualization of The Prudential Insurance Company of America in December 2001, and includes our in-force participating individual insurance and annuity products and assets that are used for the payment of benefits and policyholder dividends on these products, as well as other assets and equity that support these products and related liabilities. The Closed Block is designed generally to provide for the reasonable expectations for future policy dividends after demutualization of holders of policies included in the Closed Block by allocating assets that will be used for payment of benefits, including policyholder dividends, on these policies. In connection with the demutualization, we have ceased offering these participating products.

Our Executive Offices

Our principal and registered executive offices are located at 751 Broad Street, Newark, New Jersey 07102, and our telephone number is (973) 802-6000.

PRUDENTIAL FINANCIAL CAPITAL TRUSTS

Prudential Financial Capital Trust II and Prudential Financial Capital Trust III are statutory trusts created under Delaware law. Each trust exists for the only purposes of:

•	issuing the preferred securities, which represent preferred undivided beneficial ownership interests in each trust’s assets;

•	issuing the common securities, which represent common undivided beneficial ownership interests in each trust’s assets, to us;

•	using the proceeds from the issuances to purchase one or more series of securities issued by us, including senior debt securities, subordinated debt securities and warrants;

•	maintaining each trust’s status as a grantor trust for federal income tax purposes; and

•	engaging in only those other activities necessary, advisable or incidental to these purposes, such as registering the transfer of preferred securities.

Any senior or subordinated debt securities Prudential Financial sells to each trust will be its sole assets, and, accordingly, payments under the senior or subordinated debt securities will be its sole revenues and such trust’s ability to distribute shares of our common stock or other securities upon conversion of the preferred securities, if convertible, will depend solely on our performance under the warrants sold by us to such trust.

Prudential Financial will acquire and own all of the common securities of each trust. The common securities will rank on a parity with, and payments will be made on the common securities pro rata with, the preferred securities, except that upon an event of default under the amended and restated declaration of trust resulting from an event of default under the senior or subordinated debt securities, Prudential Financial’s rights as holder of the common securities to distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the preferred securities. Prudential Financial will guarantee distributions on the preferred and the common securities to the extent of available trust funds.

Each trust has a term of 50 years, but may dissolve earlier as provided in its respective amended and restated declaration of trust. Each trust’s business and affairs are conducted by the trustees. The trustees for the trusts are JPMorgan Chase Bank, a New York banking corporation, as property trustee, Chase Manhattan Bank USA, National Association, a national banking association, as the Delaware trustee, and three regular trustees or “administrative trustees” who are officers of Prudential Financial. JPMorgan Chase Bank, as property trustee, will act as sole indenture trustee under each declaration of trust, and will also act as guarantee trustee under the guarantees and as indenture trustee under the senior or subordinated debt indenture. The duties and obligations of each trustee are governed by the amended and restated declaration of trust for each trust.

As issuer of the debt securities to be purchased by each trust and as sponsor of each trust, Prudential Financial will pay all fees, expenses, debts and obligations (other than the payment of distributions and other payments on the preferred securities) related to each trust and any offering of each trust’s preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each trust. The registered offices of the trusts in Delaware are c/o Chase Manhattan Bank USA, National Association, 500 Stanton Christiana Road, Building 4, 3rd Floor, Newark, Delaware 19713, and their telephone number is (302) 552-6279.

The accounting treatment of the trusts will be specified in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the years indicated:

	Year Ended December 31,
	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	1.04		1.23	1.79	1.83

For purposes of this computation, earnings are defined as income from continuing operations before income taxes excluding undistributed income from equity method investments, fixed charges and interest capitalized. Fixed charges are the sum of gross interest expense, interest credited to policyholders’ account balances and an estimated interest component of rent expense. Due to the loss in 2001, the ratio coverage was less than 1:1. Additional earnings of $176 million would have been required in 2001 to achieve a ratio of 1:1.

As of the date of this prospectus, we have no preferred stock outstanding.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities for any general corporate purposes, which may include, among other things, working capital, contributions of capital to our insurance underwriting and other subsidiaries, capital expenditures, the repurchase of shares of common stock, the repayment of short-term borrowings or acquisitions. Unless otherwise indicated in an accompanying prospectus supplement, the trusts will use all proceeds received from the sale of their preferred securities to purchase our senior or subordinated debt securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration or continuous process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $5,000,000,000 or the equivalent thereof in one or more foreign currencies, including composite currencies.

This prospectus gives you a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us and may also include, if applicable, a discussion of material United States federal income tax considerations. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC office mentioned under the heading “Where You Can Find More Information”.

When you acquire any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Neither we nor the trusts, nor any underwriters or agents, have authorized anyone to provide you with different information. Neither we nor the trusts are offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$”).

NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS

Certain of the statements included or incorporated by reference in this prospectus and the applicable prospectus supplement constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation: general economic, market and political conditions, including the performance of financial markets, interest rate fluctuations and the continuing negative impact of the current economic environment; various domestic or international military or terrorist activities or conflicts; volatility in the securities markets; re-estimates of our reserves for future policy benefits and claims; changes in our assumptions related to deferred policy acquisition costs; our exposure to contingent liabilities; catastrophe losses; investment losses and defaults; changes in our claims-paying or credit ratings; competition in our product lines and for personnel; fluctuations in foreign currency exchange rates and foreign securities markets; risks to our international operations; the impact of changing regulation or accounting practices; Prudential Financial’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; adverse litigation results; and changes in tax law. Prudential Financial does not intend, and is under no obligation, to update any particular forward-looking statement included or incorporated by reference in this prospectus and the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

Overview

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under a subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness”, as defined in the subordinated debt indenture. Neither indenture limits our ability to incur additional senior indebtedness.

“Debt securities” in this prospectus refers to both the senior debt securities and the subordinated debt securities.

Prudential Financial is a Holding Company

Because we are principally a holding company, our right to participate in any distribution of assets of any of our subsidiaries, including The Prudential Insurance Company of America, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of its creditors, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including liabilities under contracts of insurance and annuities written by our insurance subsidiaries, and you, as holders of debt securities, should look only to our assets for payment thereunder.

Indentures and Trustees

Federal law requires that our senior debt securities and our subordinated debt securities each be governed by a document called an indenture—the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and JPMorgan Chase Bank, which acts as trustee. The indentures are substantially identical, except for the covenant described below under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries”, which is included only in the senior debt indenture, and the provisions relating to subordination, which are included only in the subordinated debt indenture.

Reference to the indenture or the trustee with respect to any debt securities means the indenture under which those debt securities are issued and the trustee under that indenture.

The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default on our obligations under the terms of the applicable indenture or the debt securities. There are some limitations on the extent to which the trustee acts on your behalf, described later under “—Default and Related Matters—Events of Default—Remedies if an Event of Default Occurs”; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

The indentures and their associated documents contain the full legal text of the matters described in this section. The indentures and the debt securities are governed by the laws of the State of New York. A copy of the form of senior debt indenture and the form of subordinated debt indenture appear as exhibits to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

Different Series of Debt Securities

We may issue as many distinct series of debt securities under either indenture as we wish. This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities will also describe any differences with the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. We describe the meaning for only the more important terms. Whenever we refer to the defined terms of the indentures in this prospectus or in the prospectus supplement, those defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indentures for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

Tax Treatment of Specific Debt Securities

The prospectus supplement relating to specific debt securities will describe any special considerations and any additional material tax considerations applicable to such specific debt securities. We may issue debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount. The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, which may trigger special federal income tax, accounting and other consequences, all as described in more detail in the prospectus supplement relating to any of the particular debt securities.

A Prospectus Supplement will Describe the Specific Terms of a Series of Debt Securities

The specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	the aggregate principal amount of the series of debt securities and any limit thereon;

•	the person to whom interest on a debt security is payable, if that person is not a holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at our option or the option of the holder;

•	the date, if any, on or after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or any other of our securities, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	whether the debt securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which such resale may occur, any conditions to such resale and any right of a holder to substitute securities for the securities subject to resale;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the series of debt securities will be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of the series of debt securities which will be payable upon the declaration of acceleration of the maturity of such series of debt securities;

•	the currency or currencies of payment of principal, premium, if any, and interest on the series of debt securities and any special considerations relating to that currency or those currencies;

•	if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our or a holder’s election, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described below under “—Restrictive Covenants” and “—Defeasance”;

•	any event of default under the series of debt securities if different from those described below under “—Default and Related Matters—Events of Default—What Is an Event of Default?”;

•	if the series of debt securities will be issuable only in the form of a global security, as described below under “—Legal Ownership—Global Securities”, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	any proposed listing of the series of debt securities on any securities exchange; and

•	any other special feature of the series of debt securities.

Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in “street name”. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you are responsible for checking with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities (which means, those who are registered as holders of debt securities). As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name holder but does not do so.

Global Securities

What Is a Global Security?    A global security is a special type of indirectly held security, as described above under “—Street Name and Other Indirect Holders”.

If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

Any person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities.    As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

•	you cannot get debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “—Street Name and Other Indirect Holders”;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

Special Situations When Global Security Will Be Terminated.    In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder.

The special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

•	when we notify the trustee that we wish to terminate the global security; or

•	when an event of default on the debt securities has occurred and has not been cured.

Defaults are discussed later under “—Default and Related Matters”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled “—Street Name and Other Indirect Holders”.

Overview of the Remainder of this Description

The remainder of this description summarizes:

•	Additional mechanics relevant to our debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	Subordination provisions in the subordinated debt indenture that may prohibit us from making payments on those securities;

•	a restrictive covenant contained in the senior debt indenture that restricts our ability to incur liens and other encumbrances on the common stock of some of our subsidiaries. A particular series of debt securities may have additional, fewer or different restrictive covenants;

•	situations in which we may invoke the provisions relating to defeasance;

•	your rights if we default or experience other financial difficulties; and

•	our relationship with the trustee.

Additional Mechanics

Form, Exchange and Transfer of our Debt Securities

Form.    The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the prospectus supplement, in denominations that are even multiples of $1,000.

Exchanges.    You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

Transfer.    You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers of the debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in The City of New York. That office is currently located at 4 New York Plaza, New York, New York 10004. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

If you are a street name holder or other indirect holder, you should consult your bank or your broker for information on how you will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to direct holders will be repaid to us. After that one-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions (among others) are met:

•	Where we merge out of existence or sell or lease substantially all our assets, the other firm may not be organized under a foreign country’s laws; that is, it must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded.

•	It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back. We have promised in our senior debt indenture to limit these preferential rights on voting stock of any designated subsidiaries, called liens, as discussed under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries”. If a merger or other transaction would create any liens on the voting stock of our designated subsidiaries, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same voting stock to the direct holders of the senior debt securities.

Modification and Waiver

There are four types of changes we can make to either indenture and the debt securities issued under that indenture.

Changes Requiring Your Approval.    First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the payment due date of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount security) following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment of any amount due on your debt security;

•	impair any right that you may have to exchange or convert the debt security for or into securities or other property;

•	reduce the percentage of direct holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•	reduce the percentage of direct holders of debt securities whose consent is needed to waive our compliance with certain provisions of the applicable indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture.

Changes Requiring a Majority Vote.    The second type of change to a particular indenture and the debt securities is the kind that requires a vote in favor by direct holders of debt securities owning a majority of the principal amount of each series affected thereby. Most changes, including waivers, as described below, fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, changes not requiring approval.

Each indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture which has expressly been included solely for the benefit of one or more particular series of securities, or which modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of securities of any other series.

Changes Not Requiring Approval.    The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes referenced in our indentures that would not adversely affect holders of the debt securities.

Changes by Waiver Requiring a Majority Vote.    Fourth, we need a vote by direct holders of senior debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of certain of the restrictive covenants, including the one described later under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries”. We also need such a majority vote to obtain a waiver of any past default, except a payment default listed in the first category described later under “—Default and Related Matters—Events of Default”.

Modification of Subordination Provisions.    In addition, we may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect the outstanding subordinated debt securities of any one or more series in any material respect, without the consent of the direct holders of a majority in aggregate principal amount of each affected series.

Further Details Concerning Voting.    When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in the prospectus supplement; or

•	for debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “—Defeasance—Full Defeasance”.

We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In some circumstances, the trustee will be entitled to set a record date for action by direct holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are direct holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date.

If you are a street name holder or other indirect holder, you should consult your bank or broker for information on how you may grant or deny approval if we seek to change an indenture or the debt securities or request a waiver.

Subordination Provisions

Direct holders of subordinated debt securities must recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

Senior Indebtedness

Under the subordinated debt indenture, “senior indebtedness” includes all of our obligations to pay principal, premium (if any), interest, penalties, fees and other charges:

•	for borrowed money;

•	in the form of or evidenced by other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	under capital leases;

•	under letters of credit, bankers’ acceptances or similar facilities;

•	issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

•	under swaps and other hedging arrangements; and

•	pursuant to our guarantee of another entity’s obligations and all dividend obligations guaranteed by us.

The following types of our indebtedness will not rank senior to the subordinated debt securities:

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

•	indebtedness we owe to a subsidiary of ours (other than Prudential Financial Capital Trust I, a statutory trust created under Delaware law by us); and

•	indebtedness we owe to any trust (including Prudential Financial Capital Trust II and Prudential Financial Capital Trust III), or a trustee of such trust, partnership or other entity affiliated with us, that is our financing vehicle, and which has issued equity securities or other securities that are similar to the preferred securities, unless the terms of that indebtedness expressly provide otherwise.

Payment Restrictions on our Subordinated Debt

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

•	(a) in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period or (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b).

If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to the direct holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

Restrictive Covenants

General

We have made certain promises in each indenture called “covenants” where, among other things, we promise to maintain our corporate existence and all licenses and material permits necessary for our business. In addition, in the senior debt indenture we have made the promise described in the next paragraph. The subordinated debt indenture does not include the promise described in the next paragraph.

Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries

Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. In the senior debt indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance (each an “encumbrance”) on the common stock of our “designated subsidiary”, of any successor to substantially all of the business of the designated subsidiary which is also a subsidiary of Prudential Financial, or of any corporation (other than Prudential Financial) directly or indirectly controlling the designated subsidiary. We do not need to comply with this restriction if we also secure all the senior debt securities that are deemed outstanding under the senior debt indenture equally with, or prior to, the indebtedness being secured, together with, if we so choose, any of our designated subsidiary’s other indebtedness. This restriction, however, shall not apply to the $1,750,000,000 aggregate principal amount of notes of Prudential Holdings, LLC, which are secured by an encumbrance on common stock of the designated subsidiary. This promise does not restrict our ability to sell or otherwise dispose of our interests in our designated subsidiary.

Our designated subsidiary means The Prudential Insurance Company of America.

Defeasance

The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

Full Defeasance

If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following arrangements for you to be repaid:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	there must be a change in current federal tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.);

•	we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above; and

•	in the case of the subordinated debt securities, the following requirements must also be met:

•	no event or condition may exist that, under the provisions described above under “—Subordination Provisions”, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•	we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of direct holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the direct holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. In addition, in the case of subordinated debt securities, the provisions described above under “—Subordination Provisions” would not apply. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities without causing tax consequences to you. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions, among others, of the indentures and the debt securities would no longer apply:

•	our promises regarding conduct of our business previously described above under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries”, and any other covenants applicable to the series of debt securities and described in the prospectus supplement;

•	the condition regarding the treatment of liens when we merge or engage in similar transactions, as described above under “—Special Situations—Mergers and Similar Events”; and

•	the events of default relating to breach of covenants, described below under “—Default and Related Matters—Events of Default—What Is an Event of Default?”.

In addition, in the case of subordinated debt securities, the provisions described above under “—Subordination Provisions” will not apply if we accomplish covenant defeasance.

If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Default and Related Matters

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means that you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our debt obligations and therefore they rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinate and junior in right of payment to all of our senior indebtedness, as defined in the subordinated debt indenture and as described above under “—Subordination Provisions”.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default?    The term “event of default” means any of the following:

•	we do not pay the principal or any premium on a debt security on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, when such deposit is due, if we agree to maintain any such sinking fund;

•	we remain in breach of the restrictive covenant described previously under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries” or any other term of the applicable indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

Remedies If an Event of Default Occurs.    If you are the holder of a subordinated debt security, all remedies available to you upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions”. If an event of default has occurred and has not been cured, the trustee or the direct holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series.

You should refer to the prospectus supplement relating to any series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the direct holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

If you are a street name holder or other indirect holder, you should consult your bank or your broker for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default.

Our Relationship With the Trustee

The trustee under our senior indenture and our subordinated indenture is JPMorgan Chase Bank. We and our subsidiaries maintain ordinary banking relationships with JPMorgan Chase Bank.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our amended and restated certificate of incorporation that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated certificate of incorporation which is an exhibit to the registration statement which contains this prospectus.

The description of most of the financial and other specific terms of your series will be in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your series of preferred stock as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred stock.

Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under a certificate of designations filed as part of our amended and restated certificate of incorporation. Reference to your prospectus supplement means the prospectus supplement describing the specific terms of the preferred stock you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Our Board is Authorized to Issue Many Classes or Series of Preferred Stock

We have authorized 10,000,000 shares of preferred stock with a par value of $0.01 per share. Under our amended and restated certificate of incorporation, our board of directors is expressly authorized, without further action by our shareholders, to provide for the issuance of all or any of the authorized shares of preferred stock in one or more classes or series and to fix for each class or series the voting powers (which means, full or limited, or no voting powers) and the distinctive designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, and to issue such shares. These rights and preferences may be superior to common stock as to dividends, voting rights and distributions of assets (upon liquidation or otherwise).

The shares of preferred stock may be convertible into or exchangeable for, shares of any other class or classes of stock or of any other series of the same or any other class or classes of stock, if our board of directors so determines. However, our board of directors does not have the authority to issue any shares of the preferred stock that are convertible into or exchangeable for shares of Class B stock or that have dividend, liquidation or other preferences with respect to the Class B stock but not the common stock or disproportionately with respect to the Class B stock as compared to the common stock unless holders of a majority of the outstanding shares of Class B stock approve. Our board of directors has the authority to change the designation or number of shares of preferred stock, or the relative rights, preferences and limitations of any class or series of preferred stock previously established and issued. Our board of directors will fix the terms of the series of preferred stock it designates by resolution adopted as may be permitted by the New Jersey Business Corporation Act before we issue any shares of the series of preferred stock.

The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated value of the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our amended and restated certificate of incorporation.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to acquire us without negotiating with our board of directors.

Dividends

Holders of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.

We may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designations establishing the series; or

•	as required by applicable law.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference of each security. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Conversion or Exchange Rights

The prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of our preferred stock or any other securities registered pursuant to the registration statement of which this prospectus forms a part.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered and provide any additional provisions applicable to the depositary shares or depositary receipts being offered, including their tax treatment. The following description and any description in a prospectus supplement may not be complete and are subject to, and qualified in its entirety by reference to the terms and provisions of the form of deposit agreement filed as an exhibit to the registration statement which contains this prospectus.

Description of Depositary Shares

We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction or the multiple of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of one year from the date we deposit the funds.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. If the depositary does not receive specific instructions from the holders of any depositary shares, it will vote all shares of that series held by it proportionately with instructions received.

Conversion or Exchange

The depositary, with our approval or at our instruction, will convert or exchange all depositary shares if the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction or multiple of a share of preferred stock represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not been paid.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of our preferred stock or common stock or to exchange the preferred stock for any other securities registered pursuant to the registration statement of which this prospectus forms a part. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges (other than any change in the fees of any depositary, registrar or transfer agent) or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock”, to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary as follows:

•	we and the depositary are only liable to the holders of depositary receipts for negligence or willful misconduct;

•	we and the depositary have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	we and the depositary may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of the notice of resignation or removal of the depositary, we will appoint a successor depositary.

DESCRIPTION OF OUR COMMON STOCK

The following briefly summarizes the provisions of our amended and restated certificate of incorporation and amended and restated by-laws that would be important to holders of common stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws which are exhibits to the registration statement which contains this prospectus.

Our Common Stock

We have authorized 1,500,000,000 shares of common stock with a par value of $0.01 per share. Our authorized capital also consists of 10,000,000 shares of another class of common stock, the Class B stock. The common stock and the Class B stock are separate classes of common stock under New Jersey corporate law. We are not offering any Class B stock by means of this prospectus. The common stock reflects the performance of the Financial Services Businesses and the Class B stock reflects the performance of the Closed Block Business. As of April 8, 2003, 551,868,336 shares of common stock were outstanding. The outstanding shares of common stock are, and the shares of common stock offered by the registration statement when issued will be, fully paid and non-assessable. As of the date of this prospectus, 2,000,000 shares of Class B stock are outstanding, all of which are beneficially owned by American International Group, Inc. and Pacific LifeCorp. References in this prospectus to our common stock do not include Class B stock.

Our common stock is listed on the New York Stock Exchange under the symbol “PRU”.

Dividend Rights

Holders of common stock and of Class B stock may receive cash dividends as declared by our board of directors out of funds legally available for that purpose, subject to the rights of any holders of any preferred stock. To the extent dividends are paid on the Class B stock, shares of Class B stock are repurchased or the Closed Block Business has net losses, the amount legally available for dividends on the common stock will be reduced.

In addition, payment of dividends is subject to the following additional conditions:

•	holders of common stock are entitled to receive dividends only out of the assets of the Financial Services Businesses that are legally available therefor under the New Jersey Business Corporation Act as if the Financial Services Businesses were a separate New Jersey corporation; and

•	holders of Class B stock are entitled to receive dividends only out of the assets of the Closed Block Business that are legally available therefor under the New Jersey Business Corporation Act as if the Closed Block Business were a separate New Jersey corporation.

We have the right to, and expect to, pay dividends on the common stock and Class B stock in unequal amounts. We have the right to pay dividends on the Class B stock without paying dividends on the common stock, as well as the right to not pay dividends on the Class B stock even when funds legally available therefor exist.

We will pay dividends on the Class B stock in an aggregate amount per year that is at least equal to the lesser of (1) $19.25 million and (2) what we call the “CB Distributable Cash Flow” for the applicable year. We have, however, the flexibility to suspend dividends on the Class B stock. If we do that despite the fact that CB Distributable Cash Flow exists for any period, then you, as a holder of common stock, will not receive dividends on your common stock for that period.

“CB Distributable Cash Flow” means, for any quarterly or annual period, the sum of

•	the excess of (a) the Surplus and Related Assets over (b) the “Required Surplus” applicable to the Closed Block Business within The Prudential Insurance Company of America, to the extent that The Prudential Insurance Company of America is able to distribute such excess as a dividend to Prudential Holdings, LLC (its immediate parent holding company, which is a wholly owned subsidiary of Prudential Financial) under New Jersey law without giving effect, directly or indirectly, to the “earned surplus” requirement of Section 17:27A-4c.(3) of the New Jersey Insurance Holding Company Systems Law, plus

•	any amount held by Prudential Holdings, LLC allocated to the Closed Block Business in excess of remaining debt service payments on the IHC debt. For purposes of the foregoing, “Required Surplus” means the amount of surplus applicable to the Closed Block Business within The Prudential Insurance Company of America that would be required to maintain a quotient (expressed as percentage) of (a) the “Total Adjusted Capital” applicable to the Closed Block Business within The Prudential Insurance Company of America (including any applicable dividend reserves) divided by (b) the “Company Action Level RBC” applicable to the Closed Block Business within The Prudential Insurance Company of America, equal to 100%, where “Total Adjusted Capital” and “Company Action Level RBC” are as defined in the regulations promulgated under the New Jersey Dynamic Capital and Surplus Act of 1993. These amounts will be determined according to statutory accounting principles.

Voting Rights

Each share of common stock and each share of Class B stock gives the respective owner of record one vote on all matters submitted to a shareholder vote. The common stock and the Class B stock vote together as a single class on all matters submitted to a shareholder vote, except as otherwise required by law and except that the holders of the Class B stock have certain class voting or consent rights, including as noted below. Accordingly, the holders of a majority of the outstanding shares of common stock and Class B stock voting for the election of directors can elect all of the directors if they choose to do so, subject to any voting rights granted to holders of preferred stock.

Actions requiring approval of shareholders will generally require approval by a majority vote at a meeting at which a quorum is present. Our amended and restated by-laws provide that, except as otherwise set forth in our amended and restated certificate of incorporation, the holders of 25% of the shares entitled to cast votes at a meeting constitute a quorum. Our amended and restated certificate of incorporation initially specifies a quorum of 25% of the shares entitled to cast votes at a meeting of shareholders. The amended and restated certificate of incorporation further provides that, in the event that the holders of at least the percentage of shares entitled to cast votes at a meeting of shareholders set forth in Column A below are present or represented at a meeting of shareholders, the quorum shall be increased to the percentage listed in Column B below, effective commencing the next succeeding annual or special meeting of shareholders:

Column A	Column B
25%	25%
35%	30%
45%	40%
55%	50%

Following our annual meeting of shareholders in 2002, this quorum has increased to 40% from 25%.

In addition to any class voting rights provided by law, holders of the Class B stock are entitled to vote as a class with respect to

•	any proposal by our board of directors to issue

(1)	shares of Class B stock in excess of an aggregate of two million outstanding shares (other than issuances pursuant to a stock split or stock dividend paid ratably to all holders of Class B stock),

(2)	any shares of preferred stock which are exchangeable for or convertible into Class B stock, or

(3)	any debt securities, rights, warrants or other securities which are convertible into, exchangeable for, or provide a right to acquire shares of, Class B stock, or

•	the approval of the actuarial or other competent firm selected for purposes of determining the “Fair Market Value” of the Class B stock in connection with any exchanges or conversions discussed below under “—Exchange and Conversion of Class B Stock.”

In addition, pursuant to the subscription agreement for the Class B stock, the approval or consent of the holders of the Class B stock is required for various matters affecting the Class B stock or the Closed Block Business, including material changes in the investment policies for the Surplus and Related Assets. The approvals or consents of the Class B stockholders require the approval of the shares having a majority of the voting power of the Class B stock.

Liquidation Rights

In the event of a liquidation, dissolution or winding-up of Prudential Financial, the holders of common stock and any Class B stock will be entitled to receive a proportionate share in our net assets that remain after paying all liabilities and the liquidation preferences of any preferred stock.

This proportionate share will be determined as follows:

•	If no Class B stock is outstanding at the time of a liquidation, dissolution or winding-up of Prudential Financial, each share of common stock will be entitled to an equal share of any net assets of Prudential Financial after paying all of Prudential Financial’s liabilities and the liquidation preference of any preferred stock.

•	If shares of Class B stock are outstanding at the time of a liquidation, dissolution or winding-up of Prudential Financial, each share of common stock and of Class B stock will be entitled to a share of net liquidation proceeds in proportion to the respective “liquidation units” of each class. The formula below explains the computation of liquidation units.

In the second case, where shares of Class B stock are outstanding, each share of common stock will have one liquidation unit. Each share of Class B stock will have a number of liquidation units (including a fraction of one liquidation unit) that is equal to the quotient (rounded to the nearest five decimal places) of (i) the issuance price per share of the Class B stock divided by (ii) the average market value of one share of common stock during the 20 consecutive trading day period ending on (and including) February 16, 2002. During this 20-day period, the common stock had an average market value, as reported by Bloomberg, of $30.90 per share. Accordingly, each share of common stock has one liquidation unit and each share of Class B stock has 2.83172 liquidation units (that is, the issuance price of $87.50 divided by $30.90).

Neither a merger nor a consolidation of Prudential Financial with any other entity, nor a sale, transfer or lease of all or any part of the assets of Prudential Financial would alone be deemed a liquidation, dissolution or winding-up for these purposes.

Pre-emptive Rights

Holders of our common stock and of our Class B stock have no pre-emptive rights with respect to any shares of capital stock that we may issue in the future.

Shareholder Rights Plan

The following is a summary of the material terms of our shareholder rights agreement, and each statement is qualified in its entirety by reference to the shareholder rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

On December 18, 2001, Prudential Financial’s shareholder rights agreement became effective. The shareholder rights plan does not apply to any share of Class B stock. Prudential Financial’s transfer agent, EquiServe Trust Company, N.A., is the rights agent under the shareholder rights agreement. The shareholder protection rights will not prevent a takeover of Prudential Financial. However, the rights may render an unsolicited takeover of Prudential Financial more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer shareholders the opportunity to sell their shares at a price above the prevailing market rate and/or may be favored by a majority of the shareholders.

Right to Purchase Preferred Stock.    Under the shareholder rights agreement, each outstanding share of common stock is coupled with one shareholder protection right. Each right initially entitles the holder to purchase 1/1000 of a share of a series of Prudential Financial preferred stock upon payment of the exercise price, which the board has initially set at $110 per right, subject to adjustment from time to time.

Exercise of Protection Rights.    The shareholder protection rights are not exercisable until the distribution date, when they will become transferable separately from the common stock. The distribution date is the earlier of:

•	the tenth business day after the first public announcement that a person or group has become the beneficial owner of 10% or more of the total voting power of all outstanding Prudential Financial stock or such earlier or later date as determined by Prudential Financial’s board of directors. The rights plan refers to the day of public announcement as the “stock acquisition date” and the person or group as an “acquiring person”; or

•	the tenth business day after the commencement of a tender or exchange offer for 10% or more of the total voting power of all outstanding Prudential Financial stock.

If any person or group becomes an acquiring person, instead of thousandths of shares of preferred stock, each shareholder protection right will then generally represent the right to receive upon exercise an amount of common stock having a market value equal to twice the exercise price. If after a stock acquisition date Prudential Financial is acquired in a merger or other business combination or 50% or more of its consolidated assets or earnings power are sold or transferred, each shareholder protection right will then represent the right to receive upon exercise an amount of common stock of the acquiring person having a value equal to twice the exercise price. In addition, at any time after any person or group becomes an acquiring person but before it becomes the beneficial owner of 50% or more of the outstanding common stock, the board of directors of Prudential Financial may exchange all or part of the shareholder protection rights for common stock at an exchange ratio of 1:1.

Redemption and Expiration of Protection Rights.    Prudential Financial’s board of directors may redeem the shareholder protection rights only in whole, for one cent ($0.01) per right at any time until the tenth business day after the stock acquisition date. Unless redeemed earlier, the protection rights will expire on December 18, 2011.

Exchange and Conversion of Class B Stock

The common stock is not convertible.

Exchange by Prudential Financial.    We may, at our option, at any time, exchange all outstanding shares of Class B stock into that number of shares of common stock which have an aggregate average market value (discussed below) equal to 120% of the appraised “Fair Market Value” (discussed below) of the outstanding shares of Class B stock.

Conversion by Holders of Class B stock following Closed Block disposition or Change of Control.    If (1) Prudential Financial sells or otherwise disposes of all or substantially all of the Closed Block Business or (2) a “change of control” (as defined below) of Prudential Financial occurs, Prudential Financial must exchange all outstanding shares of Class B stock into that number of shares of common stock which have an aggregate average market value of 120% of the appraised Fair Market Value of such shares of Class B stock.

Discretionary and Tax Event Conversion by Holders of Class B stock.    Holders of Class B stock may convert their shares of Class B stock into that number of shares of common stock which have an aggregate average market value equal to 100% of the appraised Fair Market Value of the outstanding shares of Class B stock

•	(1) in the holder’s sole discretion, in the year 2016 or at any time thereafter, and

•	(2) at any time if (a) the Class B stock will no longer be treated as equity of Prudential Financial for federal income tax purposes or (b) the New Jersey Department of Banking and Insurance amends, alters, changes or modifies the regulation of the Closed Block, the Closed Block Business, the Class B stock or the IHC debt in a manner that materially adversely affects the CB Distributable Cash Flow.

In no event, however, may a holder of Class B stock convert shares of Class B stock to the extent such holder immediately upon such conversion, together with its affiliates, would be the “beneficial owner” (as defined under the Securities Exchange Act of 1934) of in excess of 9.9% of the total outstanding voting power of Prudential Financial’s voting securities. In the event a holder of shares of Class B stock requests to convert shares pursuant to clause (2)(a) above, Prudential Financial may elect, instead of effecting such conversion, to increase the Target Dividend Amount to $12.6875 per share per annum retroactively from the time of issuance of the Class B stock.

Conversion upon Material Transactions Affecting Common Stock.    In the event of any reclassification, recapitalization or exchange of, or any tender offer or exchange offer for, the outstanding shares of common stock, including by merger, consolidation or other business combination, as a result of which shares of common stock are exchanged for or converted into another security which is both registered under the Securities Exchange Act of 1934 and publicly traded, then the Class B stock will remain outstanding (unless exchanged by virtue of a “change of control” occurring or otherwise, or otherwise converted) and, in the event 50% or more of the outstanding shares of common stock are so exchanged or converted, holders of outstanding Class B stock will be entitled to receive, in the event of any subsequent exchange or conversion, the securities into which the common stock has been exchanged or converted by virtue of such reclassification, recapitalization, merger, consolidation, tender offer, exchange offer or other business combination. If, in the event of any reclassification, recapitalization or exchange, or any tender or exchange offer for, the outstanding shares of common stock, including by merger, consolidation or other business combination, as a result of which a majority of the outstanding shares of common stock are converted into or exchanged or purchased for either cash or securities which are not public securities, or a combination thereof, the Class B stock will be entitled to receive cash and/or securities of the type and in the proportion that such holders of Class B stock would have received if an exchange or conversion of the Class B stock had occurred immediately prior to the conversion, exchange or purchase of a majority of the outstanding shares of common stock and the holders of Class B stock had participated as holders of common stock in such conversion, exchange or purchase. The amount of cash and/or securities payable upon such exchange or conversion will be calculated based upon the Fair Market Value of the Class B stock as of the date on which the common stock was exchanged, converted or purchased and will be multiplied by 120%.

Definitions.    For purposes of all exchanges and conversions,

•	“Average market value” of the common stock will be determined during a specified 20 trading day period preceding the time of the exchange or conversion.

•	“Change of control” means the occurrence of any of the following events (whether or not approved by our board of directors):

(a)

(i) any person(s) (as defined) (excluding Prudential Financial and specified related entities) is or becomes the beneficial owner (as defined), directly or indirectly, of more than 50% of the total voting power of the then outstanding equity securities of Prudential Financial; or (ii) Prudential Financial merges with, or consolidates with, another person or disposes of all or substantially all of its assets to any person, other than, in the case of either clause (i) or (ii), any transaction where immediately after such transaction the persons that beneficially owned immediately prior to the transaction the then outstanding voting equity securities of Prudential Financial beneficially own more than 50% of the total voting power of the then outstanding voting securities of the surviving person; or

(b)	during any year or any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Prudential Financial (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of Prudential Financial was approved by a vote of a majority of the directors of Prudential Financial then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason, other than pursuant to (x) a proposal or request that the board of directors be changed as to which the holder of the Class B stock seeking the conversion has participated or assisted or is participating or assisting or (y) retirements in the ordinary course (as defined), to constitute a majority of the board of directors then in office.

•	“Fair Market Value” of the Class B stock means the fair market value of all of the outstanding shares of Class B stock as determined by appraisal by a nationally recognized actuarial or other competent firm independent of and selected by the board of directors of Prudential Financial and approved by the holders of a majority of the outstanding shares of Class B stock. Fair Market Value will be the present value of expected future cash flows to holders of the Class B stock, reduced by any payables to the Financial Services Businesses. Future cash flows will be projected consistent with the policy, as described in the plan of reorganization relating to the demutualization, for the board of directors of The Prudential Insurance Company of America to declare policyholder dividends based on actual experience in the Closed Block. Following the repayment in full of the IHC debt, these cash flows shall be the excess of statutory surplus applicable to the Closed Block Business over Required Surplus (as defined in the definition of “CB Distributable Cash Flow”) for each period that would be distributable as a dividend under New Jersey law if the Closed Block Business were a separate insurer. These cash flows will be discounted at an equity rate of return, to be estimated as a risk-free rate plus an equity risk premium. The risk-free rate will be an appropriate ten-year U.S. Treasury rate reported by the Federal Reserve Bank of New York. The equity risk premium will be eight and one quarter percent initially, declining evenly to four percent over the following 21 years and remaining constant thereafter. Fair Market Value will be determined by appraisal as of a specified date preceding the time of the exchange or conversion.

Provisions of Prudential Financial’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

A number of provisions of Prudential Financial’s amended and restated certificate of incorporation and amended and restated by-laws concern corporate governance and the rights of shareholders. Some provisions, including those granting our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms of preferred stock without shareholder approval, may be viewed as having an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers that some shareholders may consider to be in their best interests. To the extent takeover attempts are discouraged, fluctuations in the market price of the common stock, which may result from actual or rumored takeover attempts, may be inhibited.

The amended and restated certificate of incorporation and the amended and restated by-laws have provisions that also could delay or frustrate the removal of directors from office or the taking of control by shareholders, even if that action would be beneficial to shareholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they were favorable to the interests of shareholders, and could potentially depress the market price of the common stock.

The following is a summary of the material terms of these provisions of Prudential Financial’s amended and restated certificate of incorporation and amended and restated by-laws. The statements below are only a summary, and we refer you to the amended and restated certificate of incorporation and amended and restated

by-laws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference. See “Where You Can Find More Information” for information about where you can obtain a copy of these documents.

Classified Board of Directors; Number of Directors; Removal; Vacancies

Prudential Financial’s amended and restated certificate of incorporation provides that our directors will be divided into three classes, as nearly equal in number as possible, with the term of office of each class to be three years. The classes serve staggered terms, so that the term of one class of directors expires each year. As a result of this provision, at least two annual meetings of shareholders may be required for shareholders to change a majority of our board of directors.

Prudential Financial’s amended and restated by-laws provide that the board of directors consists of not less than 10 nor more than 24 members, with the exact number to be determined by the board of directors from time to time. Our shareholders can remove a director or the entire board of directors from office, but only for cause and with the affirmative vote of 80% of the votes cast by shareholders who are entitled to vote for the election of directors. However, the number of affirmative votes cast at such a meeting of shareholders must be at least 50% of the total number of issued and outstanding shares entitled to vote thereon.

Unless otherwise required by law, vacancies on the board of directors, including vacancies resulting from an increase in the number of directors or the removal of directors, may only be filled by an affirmative vote of a majority of the directors then in office or by a sole remaining director. The classification of directors, the ability of the board of directors to increase the number of directors and the inability of the shareholders to remove directors without cause or fill vacancies on the board of directors will make it more difficult to change the board of directors, and will promote the continuity of existing management.

Limitations on Call of Special Meetings of Shareholders

The amended and restated by-laws provide that special meetings of shareholders may only be called by the chairman of the board of directors, the chief executive officer, the president, or the board of directors or shareholders representing at least 25% of the shares outstanding.

Limitation on Written Consent of Shareholders

The amended and restated certificate of incorporation generally provides that action by holders of common stock cannot be taken by written consent without a meeting unless such written consents are signed by all shareholders entitled to vote on the action to be taken.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings

Prudential Financial’s amended and restated by-laws establish advance notice procedures for shareholder proposals concerning nominations for election to the board of directors and new business to be brought before meetings of shareholders. These procedures require that notice of such shareholder proposals must be timely given in writing to the secretary of Prudential Financial prior to the meeting at which the action is to be taken. Generally, to be timely, we must receive the notice at Prudential Financial’s principal executive offices not less than 120 nor more than 150 days prior to the anniversary date of the annual meeting of shareholders before the one in which the shareholder proposal is to be considered. The notice must contain information required by the amended and restated by-laws. These provisions make it procedurally more difficult for a shareholder to place a proposed nomination or new business proposal on the meeting agenda and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management.

Supermajority Voting Requirement for Certain Amendments to the By-laws and Charter

Our amended and restated certificate of incorporation and amended and restated by-laws require the approval of at least 80% of the votes cast at a meeting of shareholders to amend certain provisions of the amended and restated certificate of incorporation and amended and restated by-laws, including those described in this section, provided, that the number of votes cast at such meeting of shareholders is at least 50% of the total number of issued and outstanding shares entitled to vote thereon. This requirement exceeds the majority vote that would otherwise be required under the New Jersey Business Corporation Act. This supermajority requirement will make it more difficult for shareholders to reduce the anti-takeover effects of the amended and restated certificate of incorporation and amended and restated by-laws.

Limitation of Liability and Indemnification Matters

Amended and Restated Certificate of Incorporation.    Our amended and restated certificate of incorporation states that a director will not be held personally liable to Prudential Financial or any of its shareholders for damages for a breach of duty as a director except for liability based upon an act or omission:

•	in breach of the director’s duty of loyalty to Prudential Financial or its shareholders,

•	not in good faith or involving a knowing violation of law, or

•	resulting in receipt by such director of an improper personal benefit.

This provision prevents a shareholder from pursuing an action for damages for breach of duty against a director of Prudential Financial unless the shareholder can demonstrate one of these specified bases for liability. The inclusion of this provision in the amended and restated certificate of incorporation may discourage or deter shareholders or management from bringing a lawsuit against a director for a breach of his or her duties, even though an action, if successful, might otherwise benefit Prudential Financial and its shareholders. This provision does not affect the availability of non-monetary remedies like an injunction or rescission based upon a director’s breach of his or her duty of care.

Amended and Restated By-Laws.    Our amended and restated by-laws provide that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was a director or officer of Prudential Financial, or is or was serving at the request of Prudential Financial as director or officer, employee or agent of another entity. This indemnification covers expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnified person in connection with such action, suit or proceeding. To receive indemnification, a person must have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Prudential Financial. In the case of any criminal action or proceeding, the indemnified person also must have had no reasonable cause to believe his or her conduct was unlawful. The amended and restated by-laws limit indemnification in cases when a person has been held liable to Prudential Financial.

Anti-Takeover Effect of New Jersey Business Corporation Act

New Jersey Shareholders Protection Act

We are subject to the provisions of Section 14A-10A of the New Jersey Business Corporation Act, which is known as the “Shareholders Protection Act”.

Generally, the Shareholders Protection Act prohibits a publicly held New Jersey corporation with its principal executive offices or significant business operations in New Jersey, like Prudential Financial, from engaging in any “business combination” with any “interested stockholder” of that corporation for a period of five years following the time at which that stockholder became an “interested stockholder”. An exception applies if the business combination is approved by the board of directors before the stockholder becomes an “interested stockholder”. Covered business combinations include certain mergers, dispositions of assets or shares and recapitalizations. An “interested stockholder” is (1) any person that directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting stock of Prudential Financial; or (2) any “affiliate” or “associate” of Prudential Financial that directly or indirectly beneficially owned 10% or more of the voting power of the then-outstanding stock of Prudential Financial at any time within a five-year period immediately prior to the date in question.

In addition, under the Shareholders Protection Act, we may not engage in a business combination with an interested stockholder at any time unless:

•	our board of directors approved the business combination prior to the time the stockholder became an interested stockholder;

•	the holders of two-thirds of our voting stock (which includes common stock and Class B stock) not beneficially owned by the interested stockholder affirmatively vote to approve the business combination at a meeting called for that purpose; or

•	the consideration received by the non-interested stockholders in the business combination meets the standards of the statute, which is designed to ensure that all other shareholders receive at least the highest price per share paid by the interested stockholder.

A New Jersey corporation that has publicly traded voting stock may not opt out of these restrictions.

Board Consideration of Certain Factors

Under the New Jersey Business Corporation Act, in discharging his or her duties, a director of Prudential Financial may consider the effects that an action taken by Prudential Financial may have on interests and people in addition to Prudential Financial’s shareholders, such as employees, customers and the community. The directors may also consider the long-term as well as the short-term interests of Prudential Financial and its shareholders, including the possibility that these interests may best be served by the continued independence of Prudential Financial.

Three-Year Limitation on Acquisition of Control

Under the New Jersey statute governing the demutualization and our plan of reorganization, for the three years after the effective date of the demutualization, that is, until December 18, 2004, no person, other than Prudential Financial, its subsidiaries or any employee benefit plans or trusts sponsored by us, may offer to acquire 5% or more of Prudential Financial’s common stock or total voting power without the prior approval of the New Jersey insurance regulator. Under this statute, the New Jersey insurance regulator may not approve the acquisition unless he or she determines, among other things, that:

•	the acquisition would not frustrate the plan of reorganization;

•	either Prudential Financial’s board of directors has approved the acquisition or extraordinary circumstances that the plan of reorganization did not contemplate have arisen that justify their approval of the acquisition; and

•	the acquisition would be in the interests of our policyholders.

The New Jersey statute governing the demutualization provides that any security that is subject to an agreement regarding acquisition or that is acquired or to be acquired in violation of the statute or in violation of an order of the New Jersey insurance regulator may not be voted at any shareholders’ meeting, and any action of shareholders requiring the affirmative vote of a percentage of shares may be taken as though these securities were not issued and outstanding. If these securities are voted, however, any action taken at a shareholders’ meeting will be valid unless it materially affects control of Prudential Financial or unless a New Jersey court has otherwise ordered.

Transfer Agent

The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

DESCRIPTION OF WARRANTS WE MAY OFFER

General

We may issue warrants to purchase senior debt securities, subordinated debt securities, preferred stock, common stock or any combination of these securities and these warrants may be issued by us independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement which contains this prospectus.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of shares of our common stock, preferred stock or depositary shares, as applicable, at a future date or dates. The price per share of common stock, preferred stock or depositary share, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

The stock purchase contracts may be issued separately or as part of units, which we refer to in this prospectus as units. Units may consist of a stock purchase contract and beneficial interests in other securities described in this prospectus or of third parties, securing the holders’ obligations to purchase from or sell shares to us under the stock purchase contracts. These other securities may consist of debt securities, preferred stock, common stock or depositary shares of Prudential Financial, trust preferred securities or debt obligations of third parties, including U.S. treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form; and

•	any other terms of the stock purchase contracts.

The applicable prospectus supplement will describe the terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS WE MAY OFFER

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units that we will file with the SEC in connection with a public offering of units.

DESCRIPTION OF PREFERRED SECURITIES THAT THE TRUSTS MAY OFFER

The following summary outlines the material terms and provisions of the preferred securities that each trust may offer. The particular terms of any preferred securities that each trust offers and the extent if any to which these general terms and provisions may or may not apply to the preferred securities will be described in the applicable prospectus supplement.

Each trust will issue the preferred securities under an amended and restated declaration of trust, which we will enter into at the time of any offering of preferred securities by each trust. The amended and restated declaration of trust for each trust is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Chase Manhattan USA, National Association, will act as Delaware trustee and JPMorgan Chase Bank will act as property trustee under the declarations of trust for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities will be those contained in the applicable amended and restated declarations of trust and those made part of the amended and restated declarations of trust by the Trust Indenture Act and the Delaware Statutory Trust Act. The following summary may not be complete and is subject to and qualified in its entirety by reference to the forms of amended and restated declarations of trust, which are filed as exhibits to the registration statement which contains this prospectus, the Trust Indenture Act and the Delaware Statutory Trust Act.

Terms

The amended and restated declarations of trust will provide that each trust may issue, from time to time, only one series of preferred securities and one series of common securities. The preferred securities will be offered to investors and the common securities will be held by us. The terms of the preferred securities, as a general matter, will mirror the terms of the senior or the subordinated debt securities that we will issue to each trust in exchange for the proceeds of the sales of the preferred and common securities, and any conversion feature applicable to the preferred securities will mirror the terms of the convertible debt securities or warrants, if any, that we will have issued to each trust. If we fail to make a payment on the senior or the subordinated debt securities, the trusts holding those debt securities will not have sufficient funds to make related payments, including cash distributions, on their preferred securities. If the preferred securities are convertible into or exchangeable for shares of our common stock or other securities, in the event that we fail to perform under any convertible debt securities or warrants we issue to the trusts, the trusts will be unable to distribute to the holders any of our shares of common stock or other securities to be distributed to the holders of the preferred securities upon their conversion.

You should refer to the applicable prospectus supplement relating to the preferred securities for specific terms of the preferred securities, including, but not limited to:

•	the distinctive designation of the preferred securities and common securities;

•	the total and per-security-liquidation amount of the preferred securities;

•	the annual distribution rate, or method of determining the rate at which each trust issuing the securities will pay distributions, on the preferred securities and the date or dates from which distributions will accrue;

•	the date or dates on which the distributions will be payable and any corresponding record dates;

•	whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

•	the right, if any, to defer distributions on the preferred securities upon extension of the interest payment period of the related subordinated debt securities;

•	whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depositary for the global certificates and the specific terms of the depositary arrangement;

•	the amount or amounts which will be paid out of the assets of each trust issuing the securities to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of each trust;

•	any obligation of each trust to purchase or redeem preferred securities issued by it and the terms and conditions relating to any redemption obligation;

•	any voting rights of the preferred securities;

•	any material United States federal income tax considerations;

•	any terms and conditions upon which the debt securities held by each trust issuing the preferred securities may be distributed to holders of preferred securities;

•	if the preferred securities may be converted into or exercised or exchanged for our common stock or preferred stock or any other of our securities, the terms on which conversion, exercise or exchange is mandatory, at the option of the holder or at the option of each trust, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	whether the preferred securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which such resale may occur, any conditions to such resale and any right of a holder to substitute securities for the securities subject to resale;

•	any securities exchange on which the preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities not inconsistent with the declarations of trust or with applicable law.

We will guarantee the preferred securities to the extent described below under “Description of Trust Guarantees”. Our guarantees, when taken together with our obligations under the related debt securities and the related indenture and any warrants and related warrant agreement, and our obligations under the amended and restated declarations of trust, would provide a full, irrevocable and unconditional guarantee of amounts due on any preferred securities and the distribution of any securities to which the holders would be entitled upon conversion of the preferred securities, if the preferred securities are convertible into or exchangeable for shares of our common stock or other securities. Certain United States federal income tax considerations applicable to any offering of preferred securities will be described in the applicable prospectus supplement.

Liquidation Distribution Upon Dissolution

Unless otherwise specified in the applicable prospectus supplement, the amended and restated declarations of trust state that each trust will be dissolved:

•	on the expiration of the term of the trust;

•	upon bankruptcy, dissolution or liquidation of us or the holder of the common securities of the trust;

•	upon our written direction to the property trustee to dissolve the trust and distribute the related debt securities directly to the holders of the preferred securities and common securities;

•	upon the redemption by the trust of all of the preferred and common securities in accordance with their terms; or

•	upon entry of a court order for the dissolution of the trust.

Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after each trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities issued by each trust will be entitled to receive:

•	the related debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

•	if any distribution of the related debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment, and

•	if we issued warrants to the trust, a number of warrants equal to the holders’ proportionate share to total number of warrants held by the trust.

If a trust cannot pay the full amount due on its preferred and common securities because it has insufficient assets available for payment, then the amounts payable by such trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the indenture has occurred and is continuing with respect to any series of related debt securities, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default

The following will be events of default under each amended and restated declaration of trust:

•	an event of default under the subordinated debt indenture occurs with respect to any related series of subordinated debt securities; or

•	any other event of default specified in the applicable prospectus supplement occurs.

If an event of default with respect to a related series of debt securities occurs and is continuing under the related indenture, and the related indenture trustee or the holders of not less than 25% in aggregate principal amount of the related debt securities outstanding fail to declare the principal amount of all of such debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities of the trust holding the debt securities will have the right to declare such principal amount immediately due and payable by providing written notice to us, the property trustee and the indenture trustee under the related indenture.

At any time after a declaration of acceleration has been made with respect to a related series of debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the affected preferred securities may rescind any declaration of acceleration with respect to the related debt securities and its consequences:

•	if we deposit with the trustee funds sufficient to pay all overdue principal of and premium and interest on the related debt securities and other amounts due to the indenture trustee and the property trustee; and

•	if all existing events of default with respect to the related subordinated debt securities have been cured or waived except non-payment of principal on the related subordinated debt securities that has become due solely because of the acceleration.

The holders of a majority in liquidation amount of the affected preferred securities may waive any past default under the indenture with respect to related debt securities, other than a default in the payment of principal of, or any premium or interest on, any related debt security or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each affected outstanding related debt security. In addition, the holders of at least a majority in liquidation amount of the affected preferred securities may waive any past default under the amended and restated declarations of trust.

The holders of a majority in liquidation amount of the affected preferred securities shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the amended and restated declarations of trust.

A holder of preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the property trustee or anyone else, for enforcement of payment to the holder of principal and any premium or interest on the related series of debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder, if we fail to pay principal and any premium or interest on the related series of debt securities when payable.

We are required to furnish annually, to the property trustee for each trust, officers’ certificates to the effect that, to the best knowledge of the individuals providing the certificates, we and the trusts are not in default under the applicable amended and restated declarations of trust or, if there has been a default, specifying the default and its status.

Consolidation, Merger or Amalgamation of the Trust

A trust may not consolidate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as described above in “—Liquidation Distribution Upon Dissolution”. A trust may, with the consent of the administrative trustees but without the consent of the holders of the outstanding preferred securities or the other trustees of the trust, consolidate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any State if:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust relating to its preferred and common securities; or

•	substitutes for the trust’s preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

•	we appoint a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust;

•	the successor securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded, if any;

•	the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred or common securities or any substituted successor securities in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust;

•	prior to the merger event, we shall provide to the trust an opinion of counsel from a nationally recognized law firm stating that:

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust’s preferred or common securities in any material respect;

•	following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

•	following the merger event, the trust or the successor entity will continue to be classified as a grantor trust for United States federal tax purposes; and

•	we own, or our permitted transferee owns, all of the common securities of the successor entity and we guarantee or our permitted transferee guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the applicable preferred securities guarantee.

In addition, unless all of the holders of the preferred securities approve otherwise, a trust may not consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause such trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights

Unless otherwise specified in the applicable prospectus supplement, the holders of the preferred securities will have no voting rights except as discussed below and under “—Amendment to the Declarations of Trust” and “Description of Trust Guarantees—Modification of the Trust Guarantees”, and as otherwise required by law.

If any proposed amendment to the amended and restated declarations of trust provides for, or the trustee of a trust otherwise proposes to effect:

•	any action that would adversely affect the powers, preferences or special rights of the preferred securities in any material respect, whether by way of amendment to the declaration of trust or otherwise; or

•	the dissolution, winding-up or termination of the trust other than pursuant to the terms of the declaration of trust,

then the holders of the affected preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the affected preferred securities.

The holders of a majority in aggregate liquidation amount of the preferred securities issued by each trust have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the applicable declaration of trust, including the right to direct the property trustee, as holder of the debt securities and, if applicable, the warrants, to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee for any related subordinated debt securities or execute any trust or power conferred on the indenture trustee with respect to the related debt securities;

•	if we issue warrants to the trust, direct the time, method and place of conducting any proceeding for any remedy available to the property trustee as the registered holder of the warrants;

•	waive certain past defaults under the indenture with respect to any related debt securities, or the warrant agreement with respect to any warrants;

•	cancel an acceleration of the maturity of the principal of any related debt securities; or

•	consent to any amendment, modification or termination of the indenture or any related debt securities or the warrant agreement or warrants where consent is required.

In addition, before taking any of the foregoing actions, we will provide to the property trustee an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

The property trustee will notify all preferred securities holders of each trust of any notice of default received from the indenture trustee with respect to the debt securities held by the trust.

Any required approval of the holders of preferred securities may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities at the holder’s registered address at least 10 days and not more than 60 days before the meeting.

No vote or consent of the holders of the preferred securities will be required for a trust to redeem and cancel its preferred securities in accordance with its declaration of trust.

Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, or any affiliate of ours will, for purposes of any vote or consent, be treated as if they were not outstanding.

Amendment to the Declarations of Trust

Each amended and restated declaration of trust may be amended from time to time by us and the property trustee and the administrative trustees of each trust, without the consent of the holders of the preferred securities, to:

•	cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with any other provision;

•	add to the covenants, restrictions or obligations of the sponsor; or

•	modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, to ensure that the debt securities held by the trust are treated as indebtedness for United States federal income tax purposes or to ensure that the trust will not be required to register as an investment company under the Investment Company Act of 1940;

provided, however, that, in each case, the amendment would not adversely affect in any material respect the interests of the holders of the preferred securities.

Other amendments to the amended and restated declarations of trust may be made by us and the trustees of each trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of each trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the debt securities held by each trust as indebtedness for United States federal income tax purposes or affect the trust’s exemption from the Investment Company Act of 1940.

Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of each trust, the amended and restated declaration of trust may not be amended to:

•	change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date;

•	change any of the conversion or redemption provisions; or

•	restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

Removal and Replacement of Trustees

Unless an event of default exists under the debt securities or, if the preferred securities are convertible and there is a separate warrant agreement, the warrant agreement, we may remove the property trustee and the Delaware trustee at any time. If an event of default exists, the property trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in us as the holder of all the trusts’ common securities. No resignation or removal of the property trustee or the Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the amended and restated declarations of trust.

Merger or Consolidation of Trustees

Any entity into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the applicable declarations of trust; provided, however, that the entity shall be otherwise qualified and eligible.

Information Concerning the Property Trustee

For matters relating to compliance with the Trust Indenture Act, the property trustee for each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Except if an event of default exists under the amended and restated declarations of trust, the property trustee will undertake to perform only the duties specifically set forth in the declarations of trust. While such an event of default exists, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is not obligated to exercise any of the powers vested in it by the amended and restated declarations of trust at the request of any holder of preferred securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. But the holders of preferred securities will not be required to offer indemnity if the holders, by exercising their voting rights, direct the property trustee to take any action following an event of default under the declarations.

JPMorgan Chase Bank, which is the property trustee for the trusts and Prudential Financial Capital Trust I (a statutory trust created under Delaware law by us), also serves as the senior debt indenture trustee, the subordinated debt indenture trustee and the guarantee trustee under the trust guarantee described below. We and certain of our affiliates maintain banking relationships with JPMorgan Chase Bank, which are described under “Description of Debt Securities We May Offer—Our Relationship With the Trustee”.

Miscellaneous

The administrative trustees of each trust are authorized and directed to conduct the affairs of and to operate each trust in such a way that:

•	the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

•	the debt securities held by the trust will be treated as indebtedness of ours for United States federal income tax purposes; and

•	the trust will not be deemed to be an investment company required to be registered under the Investment Company Act of 1940.

We and the trustees are authorized to take any action, so long as it is consistent with applicable law, the certificates of trust or the amended and restated declarations of trust, that we and the trustees determine to be necessary or desirable for the above purposes, as long as it does not materially and adversely affect the holders of the preferred securities.

Registered holders of the preferred securities have no preemptive or similar rights.

A trust may not, among other things, incur indebtedness or place a lien on any of its assets.

Governing Law

The amended and restated declarations of trust and the preferred securities will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

DESCRIPTION OF TRUST GUARANTEES

The following describes certain general terms and provisions of the trust guarantees which we will execute and deliver for the benefit of the holders from time to time of preferred securities. Each trust guarantee will be separately qualified as an indenture under the Trust Indenture Act, and JPMorgan Chase Bank will act as indenture trustee under the trust guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of each trust guarantee will be those contained in such trust guarantee and those made part of the trust guarantee by the Trust Indenture Act. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of trust guarantee, which is filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act. Each trust guarantee will be held by the guarantee trustee of each trust for the benefit of the holders of the preferred securities.

General

We will irrevocably and unconditionally agree to pay or make the following payments or distributions with respect to preferred securities, in full, to the holders of the preferred securities, as and when they become due regardless of any defense, right of set-off or counterclaim that each trust may have except for the defense of payment:

•	any accrued and unpaid distributions which are required to be paid on the preferred securities, to the extent the trust does not make such payments or distributions but has sufficient funds available to do so;

•	any distributions of our common stock or preferred stock or any other of our securities, in the event that the preferred securities may be converted into or exercised for our common stock or preferred stock, to the extent the conditions of such conversion or exercise have occurred or have been satisfied and the trust does not distribute such shares or other securities but has received such shares or other securities;

•	the redemption price and all accrued and unpaid distributions to the date of redemption with respect to any preferred securities called for redemption, to the extent the trust does not make such payments or distributions but has sufficient funds available to do so; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust (other than in connection with the distribution of related subordinated debt securities to the holders of preferred securities or the redemption of all of the preferred securities), the lesser of:

•	the total liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the trust does not make such payments or distributions but has sufficient funds available to do so; and

•	the amount of assets of the trust remaining available for distribution to holders of such preferred securities in liquidation of the trust.

Our obligation to make a payment under each trust guarantee may be satisfied by our direct payment of the required amounts to the holders of preferred securities to which each trust guarantee relates or by causing the applicable trust to pay the amounts to the holders.

Modification of the Trust Guarantees; Assignment

Except with respect to any changes which do not adversely affect the rights of holders of preferred securities in any material respect (in which case no vote will be required), a trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding preferred securities to which the trust guarantee relates. The manner of obtaining the approval of holders of the preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in a trust guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the outstanding preferred securities to which the trust guarantee relates.

Termination

Each trust guarantee will terminate when any of the following has occurred:

•	all preferred securities to which the trust guarantee relates have been paid in full or redeemed in full by us, the trust or both;

•	the debt securities held by the related trust have been distributed to the holders of the preferred securities; or

•	the amounts payable in accordance with the declaration of trust upon liquidation of the related trust have been paid in full.

Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities to which the trust guarantee relates must restore payment of any amounts paid on the preferred securities or under the related trust guarantee.

Events of Default

There will be an event of default under each trust guarantee if we fail to perform any of our payment or other obligations under that trust guarantee. However, other than with respect to a default in payment of any guarantee payment, we must have received notice of default and not have cured the default within 90 days after receipt of the notice. We, as guarantor, will be required to file annually with the guarantee trustee a certificate regarding our compliance with the applicable conditions and covenants under our trust guarantees.

Each trust guarantee will constitute a guarantee of payment and not of collection. The holders of a majority in liquidation amount of the preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee. If the guarantee trustee fails to enforce the trust guarantee, any holder of preferred securities to which the trust guarantee relates may institute a legal proceeding directly against us to enforce the holder’s rights under the trust guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any one else. If we do not make a guarantee payment, a holder of preferred securities may directly institute a proceeding against us for enforcement of the trust guarantee for such payment.

Status of the Trust Guarantees

The applicable prospectus supplement relating to the preferred securities will indicate whether each trust guarantee is our senior or subordinated obligation. If a trust guarantee is our senior obligation it will be our general unsecured obligation and will rank equal to our other senior and unsecured obligations.

If a trust guarantee is our subordinated obligation, it will be our general unsecured obligation and will rank as follows:

•	subordinate and junior in right of payment to all of our senior indebtedness, as defined in the subordinated debt indenture;

•	on parity with our most senior preferred or preference stock currently outstanding or issued in the future, with any guarantees of other preferred securities we or our affiliates may issue and with other issues of subordinated debt securities; and

•	senior to our common stock.

The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to any subordination provisions and other terms of the trust guarantees relating to applicable subordination.

Information Concerning the Guarantee Trustee

The guarantee trustee, except if we default under the trust guarantees, will undertake to perform only such duties as are specifically set forth in each trust guarantee and, in case a default with respect to a trust guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will not be obligated to exercise any of the powers vested in it by any trust guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it may incur.

Governing Law

Each trust guarantee will be governed by and construed in accordance with the laws of the State of New York.

Effect of Obligations Under the Debt Securities and the Trust Guarantees

As long as we may make payments of interest and any other payments when they are due on the debt securities held by a trust, those payments will be sufficient to cover distributions and any other payments due on the preferred securities issued by such trust because of the following factors:

•	the total principal amount of the debt securities held by the trust will be equal to the total stated liquidation amount of the preferred securities and common securities issued by the trust;

•	the interest rate and the interest payment dates and other payment dates on the debt securities held by the trust will match the distribution rate and distribution payment dates and other payment dates for the preferred securities and common securities issued by the trust;

•	we will pay, and the trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the trust (other than obligations under the trust securities); and

•	the declaration of trust will further provide that the trust is not authorized to engage in any activity that is not consistent with its limited purposes.

We will irrevocably guarantee payments of distributions and other amounts due on the preferred securities to the extent a trust has funds available to pay such amounts as and to the extent set forth under this section. Taken together, our obligations under the debt securities, the related indenture, the declaration of trust and the trust guarantee will provide a full, irrevocable and unconditional guarantee of a trust’s payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a trust guarantee. Only the combined operation of these documents effectively provides a full, irrevocable and unconditional guarantee of a trust’s obligations under the preferred securities.

If and to the extent that we do not make the required payments on the debt securities, the trusts will not have sufficient funds to make its related payments, including distributions on the preferred securities. A trust guarantee will not cover any payments when a trust does not have sufficient funds available to make those payments. Your remedy, as a holder of preferred securities, is to institute a direct action against us.

PLAN OF DISTRIBUTION

We and the trusts may offer and sell the securities from time to time as follows:

•	to or through underwriters or dealers;

•	directly to other purchasers;

•	through designated agents; or

•	through a combination of any of these methods of sale.

Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Prudential Securities Incorporated is a subsidiary of Prudential Financial and may act as an underwriter or agent in connection with the offer and sale of securities offered by us or a trust, pursuant to this prospectus. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member, such as Prudential Securities Incorporated, distributes an affiliated company’s securities. Prudential Securities Incorporated has advised Prudential Financial that each particular offering of securities in which it participates will comply with the applicable requirements of Rule 2720. Prudential Securities Incorporated will not confirm initial sales to accounts over which it exercises discretionary authority without the prior written approval of the customer.

Because the National Association of Securities Dealers, Inc. (“NASD”) views securities such as the preferred securities as interests in a direct participation program, any offering of preferred securities by any trust will be made in compliance with Rule 2810 of the NASD’s Conduct Rules.

In some cases, we and any trust may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus and the applicable prospectus supplement may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement. This prospectus and applicable prospectus supplement may also be used by Prudential Securities Incorporated and other affiliates of Prudential Financial in connection with offers and sales relating to the initial sale of the securities and any market making transactions in the securities. These transactions may be executed at negotiated prices that are related to prevailing market prices at the time of sale, or at other prices. Prudential Securities Incorporated and its affiliates may act as principal or agent in these transactions.

The securities (including securities issued or to be issued by us or the trusts or securities borrowed from third parties in connection with arrangements under which we or the trusts agree to issue securities to underwriters or their affiliates on a delayed or contingent basis) we and any trust distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire securities of Prudential Financial to be issued on a delayed or contingent basis.

We and the trusts may solicit, or may authorize underwriters, dealers or agents to solicit, offers to purchase securities directly from the public from time to time, including pursuant to contracts that provide for payment and delivery on future dates. We and the trusts may also designate agents from time to time to solicit offers to purchase securities from the public on our or the trusts’ behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we or the trusts may pay the agents and will describe the material terms of any such delayed delivery arrangements, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

In connection with the sale of securities, underwriters may receive compensation from us or the trusts or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions, which will not exceed 8% of the proceeds from the sale of the securities. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us or the trusts, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We and the trusts may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

If dealers are utilized in the sale of the securities, we and the trusts will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

We and the trusts may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us and any trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

Underwriters, dealers and agents, and their respective affiliates and associates, may engage in transactions with or perform services for us or the trusts, or be customers of ours or the trusts, in the ordinary course of business.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for Prudential Financial by corporate counsel for Prudential Financial, who may be any of John M. Liftin, Esq., Susan L. Blount, Esq. or Gordon S. Calder, Jr., Esq., and for the underwriters, dealers or agents by Cleary, Gottlieb, Steen & Hamilton. Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the trusts and its preferred securities will be passed upon for the trusts and us by Richards, Layton & Finger, P.A. Richards, Layton & Finger, P.A. may rely as to matters of New York law upon the opinion of our corporate counsel. Our corporate counsel may rely as to matters of New Jersey law upon the opinion of Susan L. Blount, Esq., our Deputy General Counsel, and, as to matters of Delaware law, upon the opinion of Richards, Layton & Finger, P.A. As of the date of this prospectus, each such corporate counsel for Prudential Financial owned less than one percent of the common stock of Prudential Financial. Cleary, Gottlieb, Steen & Hamilton regularly provides legal services to us.

EXPERTS

Our consolidated financial statements and financial statement schedules I through V as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, which are included in our Annual Report on Form 10-K for the year ended December 31, 2002 and which have been incorporated by reference in this registration statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports thereon incorporated by reference herein. The consolidated financial statements and financial statement schedules referred to above are included in reliance upon such reports of PricewaterhouseCoopers LLP, given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is traded on the New York Stock Exchange under the symbol “PRU”. You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Information furnished under Item 9 and Item 12 of our Current Reports on Form 8-K is not incorporated by reference in this registration statement and prospectus. We incorporate by reference the documents listed below and filings that we will make after the date of filing the initial registration statement and prior to the effectiveness of that registration statement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that we have registered:

•	Annual Report on Form 10-K for the year ended December 31, 2002; and

•	Current Reports on Form 8-K filed February 19, 2003, March 21, 2003, April 17, 2003 and April 21, 2003.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary, Prudential Financial, Inc., 751 Broad Street, Newark, New Jersey 07102, (973) 802-6000.

We have not included or incorporated by reference in this prospectus any separate financial statements of the trusts. We do not believe that these financial statements would provide holders of preferred securities with any important information for the following reasons:

•	we will own all of the voting securities of the trusts;

•	the trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our debt securities; and

•	we are fully and unconditionally guaranteeing the obligations of the trusts as described in this prospectus.

Although each trust would normally be required to file information with the SEC on an ongoing basis, we expect the SEC to exempt each trust from filing this information for as long as we continue to file our information with the SEC.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Debentures offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

$689,966,000

Prudential Financial, Inc.

4.104% Debentures

Due November 15, 2006

Goldman, Sachs & Co.

Morgan Stanley

ABN AMRO Incorporated

BNP PARIBAS

BNY Capital Markets, Inc.